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As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Williams Industrial Services Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1600 (Primary Standard Industrial Classification Code Number)	73-1541378 (I.R.S. Employer Identification Number)

100 Crescent Centre Parkway, Suite 1240
Tucker, Georgia 30084
(770) 879-4400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Tracy D. Pagliara
President and Chief Executive Officer
Williams Industrial Services Group Inc.
100 Crescent Centre Parkway, Suite 1240
Tucker, Georgia 30084
(770) 879-4400
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Stuart Welburn
Todd E. Mason
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
(212) 344-5680

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Non-transferable rights to purchase common stock, par value $0.01(3)	N/A	N/A(3)

Common stock, $0.01 par value per share, underlying rights	$7,000,000(1)(4)	$908.6

(1)
Pursuant to Rule 416 under the, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend, or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
We are granting, for no consideration, to our existing stockholders, non-transferable rights to purchase shares of our common stock. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable with respect to the rights being offered hereby because the rights are being registered in the same registration statement as the common stock underlying the rights.

(4)
Represents the gross proceeds from the exercise of all non-transferable rights that may be issued.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 14, 2019

PRELIMINARY PROSPECTUS

Williams Industrial Services Group Inc.

Non-transferable Subscription Rights to Purchase Shares of Common Stock
[                        ] Shares of Common Stock at $[                         ] per Share

        We are distributing, at no charge, to holders of our common stock, on a pro rata basis, non-transferable subscription rights to purchase an aggregate of [                ] shares of our common stock, par value $0.01 per share, which we refer to as "Rights." We refer to the offering of our common stock through the Rights as the "Rights Offering." Only holders of our common stock at [            ] [a.m./p.m.], New York City time, on [            ] [    ], 20[    ], which we refer to as the "Record Date," will receive one Right for each share of common stock owned. Each Right will entitle the holder to purchase [      ] of a share of our common stock at a subscription price of $[            ] per whole share, which we refer to as the "Subscription Price." We will not issue fractional shares in this Rights Offering.

        If the Rights Offering is not fully subscribed and you fully exercise your basic subscription Right, you will be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that were not subscribed for by other Rights holders under the Rights Offering (up to a cap of 300% of the shares of common stock you held on the Record Date), such privilege being referred to as the "Over-Subscription Privilege." Both the basic subscription Right and the Over-Subscription Privilege are collectively referred to as the "Rights." The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on [                    ] [    ], 20[    ], unless we extend the Rights Offering period. All exercises of Rights are irrevocable, even if the Rights Offering is extended. We reserve the right to cancel the Rights Offering for any reason at our sole discretion any time before the expiration date, as originally determined or as may be extended.

        We have entered into a backstop purchase agreement, which we refer to as the "Backstop Agreement," with Wynnefield Capital, Inc., which we refer to, together with its affiliates, as "Wynnefield." Wynnefield is our largest stockholder and owns approximately 19.2% of our common stock; in addition, Nelson Obus, President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, serves on our Board of Directors. Pursuant to the Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, a number of shares of common stock such that the gross proceeds from the Rights Offering and backstop commitment will equal, but not exceed, $7.0 million in the aggregate.

        Our common stock is quoted on the OTCQX® Best Market, or the "OTCQX," under the symbol "WLMS." The shares of common stock that we issue in connection with the Rights Offering will also be quoted on the OTCQX under the same symbol. The Rights will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market. The last reported sale price of our common stock on the OTCQX on [                    ] [    ], 20[     ] was $[            ] per share.

        Neither our Board of Directors nor our management has made any recommendations regarding the exercise of your Rights. You may not revoke or revise any exercises of Rights once made, unless we cancel or make a fundamental change to the terms and conditions of the Rights Offering. You should carefully read this entire prospectus and all information that we incorporate by reference before you make any investment decision. See the section in this prospectus under the caption: "Incorporation of Certain Documents by Reference." Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" beginning on page 22 of this prospectus and in any other document incorporated by reference herein or therein before you make an investment in our securities.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                              , 2019

        You should rely only on the information contained in this prospectus and documents incorporated into this prospectus by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus or the documents incorporated by reference herein. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus, the documents incorporated by reference herein and any supplements to this prospectus are accurate only as of the dates of their respective covers or earlier dates as specified therein, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of these securities.

        As permitted under the rules of the U.S. Securities and Exchange Commission, or the "SEC," this prospectus incorporates important business information about Williams Industrial Services Group Inc. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See the sections in this prospectus under the captions "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's website or its offices described in this prospectus under the caption "Where You Can Find More Information."

        This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the Rights. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

        Unless the context requires otherwise, all references in this prospectus to "Williams," the "Company," "we," "our," or "us" refer to Williams Industrial Services Group Inc. and its subsidiaries.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and its exhibits contain or incorporate by reference various forward-looking statements that express a belief, expectation or intention or are otherwise not statements of historical fact. Forward-looking statements generally use forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other words that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of our future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, our actual outcomes and results may differ materially from those expressed in these forward-looking statements. Investors should not place undue reliance on any of these forward-looking statements. Except as required by law, we undertake no obligation to further update any such statements, or the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 10-K") under the heading "Item 1A. Risk Factors," to reflect new information, the occurrence of future events or circumstances or otherwise. The forward-looking statements in this prospectus do not constitute guarantees or promises of future performance. Forward-looking statements may include information concerning the following, among other items:

  •
  our ability to successfully refinance our existing credit facilities, which is a condition to the completion of this Rights Offering;

  •
  our ability to make interest and principal payments on our debt and satisfy the financial and other covenants contained in our debt facilities;

  •
  our ability to engage in certain transactions and activities due to limitations and covenants contained in our debt facilities;

  •
  our ability to enter into new lending facilities, if needed, and to obtain adequate surety bonding and letters of credit;

  •
  our ability to generate sufficient cash resources to continue funding operations, including investments in working capital required to support growth-related commitments that we make to our customers, and the possibility that we continue to incur further losses from operations in the future;

  •
  the possibility that our independent registered public accounting firm may include an explanatory paragraph in its audit opinion that accompanies our financial statements for the year ending December 31, 2019, indicating that our debt covenants and liquidity position raise substantial doubt about our ability to continue as a going concern or that such firm fails to stand for reappointment;

  •
  exposure to market risks from changes in interest rates, including changes to the London Interbank Offered Rate;

  •
  the possibility we may be required to write-down additional amounts of goodwill and other indefinite-lived assets;

  •
  our material weaknesses in internal control over financial reporting and our ability to implement and maintain effective controls over financial reporting in the future;

  •
  changes in our senior management and financial reporting and accounting teams, the ability of such persons to successfully perform their roles, and our ability to attract and retain qualified personnel, skilled workers and key officers;

  •
  a failure to successfully implement or realize our business strategies, plans and objectives of management, and liquidity, operating and growth initiatives and opportunities, including our ability to successfully expand our business outside of the U.S., such as our expansion into Canada;

  •
  the loss of one or more of our significant customers;

  •
  our competitive position;

  •
  market outlook and trends in our industry, including the possibility of reduced investment in, or increased regulation of, nuclear power plants;

  •
  costs exceeding estimates we use to set fixed-price contracts;

  •
  harm to our reputation or profitability due to, among other things, internal operational issues, poor subcontractor performances or subcontractor insolvency;

  •
  potential insolvency or financial distress of third parties, including our customers and suppliers;

  •
  our contract backlog and related amounts to be recognized as revenue;

  •
  our ability to maintain our safety record;

  •
  changes in our credit profile and market conditions affecting our relationships with suppliers, vendors and subcontractors;

  •
  compliance with environmental, health, safety and other related laws and regulations;

  •
  expiration of the Price-Anderson Act's indemnification authority;

  •
  our expected financial condition, future cash flows, results of operations and future capital and other expenditures;

  •
  the impact of general economic conditions;

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  information technology vulnerabilities and cyberattacks on our networks;

  •
  our failure to comply with applicable laws and regulations, including, but not limited to, those relating to privacy and anti-bribery;

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  our participation in multiemployer pension plans;

  •
  the impact of any disruptions resulting from the expiration of collective bargaining agreements;

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  availability of raw materials and inventories;

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  the impact of natural disasters and other severe catastrophic events;

  •
  future income tax payments and utilization of net operating loss ("NOL") and foreign tax credit carryforwards, including any impact relating to the Tax Cuts and Jobs Act or other tax changes;

  •
  future compliance with orders of and agreements with regulatory agencies;

  •
  volatility of the market price for our common stock and our stockholders' ability to resell their shares of common stock, including any impact of this Rights Offering;

  •
  our ability to pay cash dividends in the future;

  •
  the impact of activist shareholder actions;

  •
  the impact of future sales of our common stock on the market price of such stock;

  •
  expected outcomes of legal or regulatory proceedings and their expected effects on our results of operations, including future liabilities, fees and expenses resulting from the Koontz-Wagner Custom Controls Holdings LLC ("Koontz-Wagner") bankruptcy filing;

  •
  the broad discretion of our management in allocating the net proceeds of this Rights Offering; and

  •
  any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

        You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect any events or circumstances, whether as a result of new information, future events, changes in assumptions or otherwise, after the date hereof.

 QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of common questions that we expect to receive from stockholders and their representatives regarding our Rights Offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers are inherently limited in scope, do not contain all of the information that may be important to you, and may not address all of the questions that you may have about the Rights Offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering, our common stock and our business.

What is the Rights Offering?

        We are distributing, at no charge and on a pro rata basis, to all holders of our common stock on the Record Date, the Rights, which are non-transferable subscription rights to purchase in the aggregate up to [                        ] shares of our common stock. One (1) Right will be distributed for each one (1) share outstanding to record holders of our common stock as of [      ]:[      ][      ] [a./p.]m., New York City time, on the Record Date, [                        ] [      ], 20[      ]. Each Right will entitle the holder to purchase [            ] ([            ]) of a share of our common stock for a Subscription Price of $[                ] per whole share. The Rights will be evidenced by the subscription Rights certificates, which we refer to as the "subscription rights certificates." The common stock to be issued in the Rights Offering, like our existing shares of common stock, will be quoted on the OTCQX under the symbol "WLMS" and will not be listed on a national securities exchange. The Rights will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market.

Why are we conducting the Rights Offering?

        We are conducting the Rights Offering to raise capital in a cost-effective manner that allows all of our existing stockholders on the Record Date to participate. We expect to use the proceeds from the Rights Offering for working capital to fund the Company's strategic plan growth initiatives and for general corporate purposes. See the section in this prospectus under the caption "Use of Proceeds."

        Our Board of Directors, which we sometimes refer to as the "Board", has chosen the structure of the Rights Offering to raise capital because it provides existing stockholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.

Who may participate in the Rights Offering?

        Only stockholders of our Company as of [      ]:[      ][      ] [a./p.]m., New York City time, on the Record Date may participate in the Rights Offering.

What is the basic subscription Right?

        Each Right gives the holder the opportunity to purchase [                ] ([             ]) of a share of our common stock for $[            ] per whole share. No fractional shares will be issued in this Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share. Each holder as of [      ]:[      ][      ] [a./p.]m., New York City time, on the Record Date, will be granted one Right for each one (1) share of our common stock owned at that time. Each Right carries with it a basic subscription Right and an Over-Subscription Privilege, as described below.

Is there an Over-Subscription Privilege?

        Yes. If, and only if, you fully exercise your basic subscription Rights, you will also be able to exercise an Over-Subscription Privilege, which will allow you to purchase additional shares of common stock that remain unsubscribed at the expiration of the Rights Offering (up to a cap of 300% of the shares of common stock you held on the Record Date), subject to the availability and pro rata allocation of shares among stockholders exercising this Over-Subscription Privilege. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription Rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price applicable to the basic subscription Right. See the section in this prospectus under the caption "Description of the Rights Offering—Pro Rata Allocation."

What if there is an insufficient number of shares to satisfy the Over-Subscription Privilege requests?

        If there is an insufficient number of shares of our common stock available to fully satisfy the Over-Subscription Privilege requests of Rights holders, Rights holders who exercise their Over-Subscription Privilege will receive the available shares pro rata based on the number of shares each Rights holder has subscribed for under the Over-Subscription Privilege. Any excess subscription payments will be returned by mail, without interest or deduction, within ten (10) business days after the expiration of the Rights Offering.

May I transfer my Rights?

        No. The Rights are not transferable.

Will fractional shares of common stock be issued upon exercise of the Rights?

        We will not issue fractional shares or cash in lieu of fractional shares in this Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.

How was the Subscription Price determined?

        The Subscription Price of $[            ] per share was determined by the Board of Directors based on [      ]% discount to the 25-trading-day volume weighted average price for the period immediately preceding the initiation of the Rights Offering. In making its determination, the Board considered many factors, including, but not limited to, the historical and current trading prices of our common stock and general conditions in the industry and outlook. The Subscription Price was not determined on the basis of any investment bank or third-party valuation that was commissioned by us. The Board of Directors reserves the right, exercisable in its sole discretion, to change the Subscription Price of the Rights Offering or determine to cancel or otherwise alter the terms of the Rights Offering. See the section in this prospectus under the caption "Description of the Rights Offering—Subscription Price."

Am I required to exercise all of the Rights I receive in the Rights Offering?

        No. You may exercise your Rights in full or in part, or you may choose not to exercise any Rights. If you do not exercise your basic subscription Rights in full, your percentage ownership interest in our outstanding common stock will be diluted. You must, however, exercise your full basic subscription Rights to be entitled to exercise the Over-Subscription Privilege.

What will happen if I choose not to exercise my Rights?

        You may exercise some, all, or none of your Rights. If you do not exercise any of your Rights, the number of shares of our common stock you own will not change. Because Wynnefield has agreed, upon expiration of the Rights Offering, to purchase from us, a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), your ownership interest will be diluted following the consummation of the Rights Offering if you do not exercise your Rights in full. You can avoid such dilution by fully exercising your basic subscription Rights.

How do I exercise my Rights?

        If you are a record holder of our common stock and wish to participate in the Rights Offering, you must deliver to the subscription agent, prior to the expiration of the Rights Offering, all of the following, which the subscription agent must receive (and funds must clear) prior to 5:00 p.m., New York City time, on [                ] [      ], 20[      ], which is [         (        )] calendar days after the effective date of this prospectus:

  •
  Your payment for exercise of the Rights. See the section in this prospectus under the caption "Description of the Rights Offering—Payment Method"; and

  •
  Your complete and fully executed subscription rights certificate.

        If you cannot deliver your subscription rights certificate to the subscription agent before the expiration of the Rights Offering, you may use the procedures for guaranteed delivery as described in this prospectus in the section under the caption "Description of the Rights Offering—Guaranteed Delivery Procedures."

        If you hold your shares through a broker, dealer, custodian bank or other nominee, which we generally refer to as a "nominee," such nominee is the record holder of the shares you own and must exercise the Rights on your behalf of the shares of our common stock you wish to purchase. If you wish to participate in the Rights Offering, please promptly contact such nominee, which we will ask to notify you of the Rights Offering. You should receive from your nominee a beneficial owner subscription form or other similar form. You should complete and return to such nominee the beneficial owner subscription form, or such other forms provided to you by the nominee, and form of payment, in accordance with its stated procedures and prior to its stated deadlines.

        If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company, or "DTC," DTC will issue a number of Rights to your nominee equal to which you are entitled as a beneficial holder. See the section in this prospectus under the caption "Description of the Rights Offering—Exercise of Rights."

When will I receive my subscription rights certificate?

        Promptly after the date of this prospectus, a subscription rights certificate will be mailed to each registered holder of our common stock as of the close of business on the Record Date, based on our stockholder registry maintained at the transfer agent for our common stock. That subscription rights certificate will include subscription details and election information for the subscription rights. If you hold your shares of common stock in "street name" through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise your Rights on your behalf, pursuant to the nominee's stated procedures. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your Rights if your shares are held by a nominee.

Where do I deliver my forms and the payment for exercise of the Rights?

        If your shares are held in the name of a nominee, then you must coordinate with your nominee regarding delivery of your subscription form, or such other forms provided to you by the nominee, notice of guaranteed delivery (if applicable) and subscription payment.

        If you are a stockholder of record and you wish to exercise your Rights, then you must send your subscription rights certificate, notice of guaranteed delivery (if applicable) and subscription payment to the subscription agent at the following address:

By registered first class mail:	By express mail, courier or other expedited service:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Corporate Actions Voluntary Offer; COY: GEG	Corporate Actions Voluntary Offer; COY: GEG
P.O. Box 43011	150 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

        All deliveries to the subscription agent should only be made by registered first class mail, express mail, courier or other expedited service. Please allow adequate time for delivery of your subscription to the subscription agent by you or by your nominee.

        We do not take any responsibility for completion of your subscription documents, including, as applicable, your subscription rights certificate or subscription form, and payment to the subscription agent or, if you are not a record holder, to your nominee. If you wish to exercise your Rights, please ensure that you properly complete all required subscription documents and that you provide responses to all requested information. If you have any questions or comments regarding completion of the materials, please contact the information agent.

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not properly specified, then the funds received will be applied to the exercise of Rights only to the extent of the payment actually received by the subscription agent. You must pay for your Over-Subscription Privilege shares at the time you exercise your basic subscription Rights; provided, that, to the extent you are not allocated all requested shares pursuant to the Over-Subscription Privilege, any excess funds will be returned to you, without interest.

How soon must I act to exercise my Rights?

        The Rights may be exercised at any time beginning on the effective date of this prospectus and before the expiration of the Rights Offering, which is [                ] [      ], 20[      ], at 5:00 p.m., New York City time. If you elect to exercise any Rights, the subscription agent must actually receive all required documents and payments from you or your nominee, as applicable, before the expiration of the Rights Offering. If you hold shares through a nominee, your nominee may require you to submit your forms and payment by a date and time earlier than the expiration of the Rights Offering. The expiration of the Rights Offering may be extended by the Company up to an additional thirty (30) days in its discretion.

After I send in my payment and subscription rights certificate, may I cancel my exercise of Rights?

        No. All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our

common stock at a Subscription Price of $[            ] per share. See the section in this prospectus under the caption "Description of the Rights Offering—No Revocation or Change."

Can the Rights Offering be extended, canceled or amended?

        Yes. We may cancel or amend the Rights Offering in our discretion at any time. In addition, we may, in our discretion, extend the period for exercising your Rights up to an additional thirty (30) days.

If the Rights Offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account, in escrow, until the Rights Offering is completed or is withdrawn or canceled. If the Rights Offering is terminated or otherwise is not completed, the subscription agent will return all subscription payments received by it as soon as practicable. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the Rights Offering. If you own shares in "street name," it may take longer for you to receive your refunded payment because the subscription agent will return payments through the record holder of the shares, which is your nominee.

Are there risks in exercising my Rights?

        Yes. The exercise of your Rights involves risks. Exercising your Rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. You should also carefully review documents incorporated by reference into this prospectus. See the sections in this prospectus under the captions "Risk Factors" and "Incorporation of Certain Documents by Reference."

Are we requiring a minimum subscription to complete the Rights Offering?

        No. There is no aggregate minimum subscription we must receive to complete the Rights Offering. However, pursuant to the Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege).

What fees or charges apply if I purchase shares of common stock?

        If you wish to exercise your Rights, the only cost to you will be the payment of the Subscription Price for purchase of the Rights Offering shares. We will not charge any fees or commissions in connection with the issuance of the Rights to you or the exercise of your Rights. If you hold your shares of common stock through a nominee, you may be required to pay your nominee certain service or administration fees in connection with the exercise of your Rights. Please check with your nominee in such regard. We are not responsible for covering or reimbursing any such fees.

When and how will my new shares be delivered?

        The Company intends to issue the shares of common stock in book entry form to each subscriber as soon as practicable after completion of the Rights Offering. We will issue the shares in book entry form to each subscriber; we will not issue any stock certificates. If you are a holder of record of our common stock, you will receive a statement of ownership from our transfer agent, Computershare Trust Company, N.A., reflecting the shares of common stock that you purchased in the Rights Offering. If your shares of common stock are held in the name of a nominee, your new shares of common stock will be issued to the same account. You may request a statement of ownership from the nominee following the completion of the Rights Offering.

When can I sell the shares of common stock I receive upon exercise of the Rights?

        If you exercise your Rights, you will be able to resell the shares of common stock purchased by exercising your Rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, there may be a delay between the expiration date of the Rights Offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

Has our Board made a recommendation to our stockholders regarding the Rights Offering?

        No. Neither our Board of Directors nor our management has made any recommendations regarding the exercise of your Rights. Stockholders who exercise Rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and, therefore, we cannot assure you that the market price for our common stock will be above the Subscription Price or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the Rights Offering. See the section in this prospectus under the caption "Risk Factors."

Do any directors, officers, or principal stockholders have an interest in the Rights Offering?

        All holders of our common stock as of the Record Date for the Rights Offering will receive, at no charge, the non-transferable Rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers hold shares of our common stock as of the Record Date, they will receive the Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

        Pursuant to the Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). Wynnefield is our largest stockholder and owns approximately 19.2% of our common stock. Nelson Obus is the President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, and he and David A. B. Brown were both appointed to the Board pursuant to the Election and Nomination Agreement entered into between the Company and Wynnefield in 2016. Mr. Obus has abstained from all votes related to this Rights Offering or the Backstop Agreement and the transactions contemplated thereby.

        Other than as described, our officers, directors and principal stockholders have no interests in the Rights Offering, and we have not otherwise received any indication from any of our other directors, officers or other stockholders as to whether they plan to subscribe for shares of our common stock in the Rights Offering.

Why is Wynnefield acting as backstop for the Rights Offering?

        Our objective is to raise $7.0 million in gross proceeds from our Rights Offering. In the event that all Rights are not exercised, we would fall short of that objective. We have therefore entered into the Backstop Agreement with Wynnefield, our largest stockholder, to ensure we will receive $7.0 million in gross proceeds from this Rights Offering; provided, that the gross proceeds from the Rights Offering and backstop commitment will not exceed the amount of $7.0 million in the aggregate. Additionally, we have determined that the increase in the ownership position of Wynnefield will not impair our ability to potentially use our NOLs even if no stockholders other than Wynnefield participate in the Rights Offering; accordingly, having Wynnefield provide the backstop commitment should minimize the potential impact of the Rights Offering on the Company's NOLs.

How many shares will Wynnefield own after the Rights Offering?

        Wynnefield is our largest stockholder and owns approximately 19.2% of our common stock.

        We will issue [                ] shares of common stock in the Rights Offering, as a result of which we will have an aggregate of approximately [        ] shares of common stock issued and outstanding following the Rights Offering. If each of our stockholders as of the Record Date purchases the full number of shares to which each such holder is entitled, Wynnefield would beneficially own approximate [        ]% of our combined issued and outstanding common stock. If none of our stockholders as of the Record Date purchases shares in the Rights Offering, then Wynnefield will purchase, pursuant to the Backstop Agreement, all shares issued in the Rights Offering and would own [        ]% of our issued and outstanding common stock.

        In view of the large percentage of our common stock currently owned by Wynnefield, together with additional common stock that may be acquired by Wynnefield pursuant to the backstop commitment, we expect that Wynnefield will continue to have the ability to exert significant influence over our management and policies.

How does the backstop commitment work?

        Subject to certain conditions and pursuant to a Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). If all [                ] shares available in this Rights Offering are sold pursuant to the exercise of Rights (including pursuant to the Over-Subscription Privilege), there will be no unsubscribed shares, and no shares will be sold to Wynnefield pursuant to the Backstop Agreement.

        The offer and sale of shares of our common stock to Wynnefield pursuant to the Backstop Agreement will be effectuated in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and will not be registered pursuant to the registration statement of which this prospectus forms a part. As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering. We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. For additional details, see the section in this prospectus under the caption "The Backstop Agreement and Registration Rights."

        Wynnefield has no obligation to consummate the transactions contemplated by the Backstop Agreement unless and until (i) the Company has executed and delivered the documentation governing the refinancing of its existing credit facilities (the "Refinancing") in the aggregate amount of not less than $45,000,000 (the "Refinancing Documentation Condition"), (ii) all conditions to the effectiveness of the documentation governing the Refinancing have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the closing of the transactions contemplated by the Backstop Agreement) (the "Satisfaction/Waiver Condition"), and (iii) the Company has consummated such Refinancing (together with the Refinancing Documentation Condition and the Satisfaction/Waiver Condition, the "Refinancing Condition"). For additional details, see the section in this prospectus under the caption "Description of the Rights Offering—The Backstop Commitment."

Is Wynnefield receiving any compensation for its backstop commitment?

        No. Wynnefield will not receive any fees for acting as backstop for the Rights Offering; however, we have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights.

How many shares of our common stock will be outstanding after the Rights Offering?

        As of the Record Date, [                ] shares of our common stock were issued and outstanding. We will issue approximately [            ] shares through the Rights Offering. In addition, the we may issue equity securities (including, but not limited to, warrants to purchase shares of our common stock) in connection with the Refinancing or the satisfaction of the Refinancing Condition. Upon consummation of the Rights Offering, we expect to have approximately [            ] shares of outstanding common stock.

How much money will the Company receive from the Rights Offering?

        Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privileges issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), which will ensure that we receive $7.0 million in gross proceeds from the Rights Offering; provided, that the gross proceeds from the Rights Offering and backstop commitment will not exceed the amount of $7.0 million in the aggregate.

What are the U.S. federal income tax consequences of exercising Rights?

        For U.S. federal income tax purposes, we believe you generally should not recognize income or loss in connection with the receipt or exercise of Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our common stock. See the section in this prospectus under the caption "Certain Material U.S. Federal Income Tax Consequences."

How do I exercise my Rights if I live outside the United States?

        We will not mail this prospectus or subscription rights certificates to stockholders with addresses that are outside the United States. The subscription agent will hold these subscription rights certificates for their account. To exercise Rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled "Description of the Rights Offering—Non-U.S. Stockholders."

What fees and expenses will we incur in the Rights Offering?

        We will pay all fees charged by the subscription agent, the information agent, legal counsel to the Company, and the Company's independent registered public accounting firm. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights.

        Pursuant to the Backstop Agreement, we have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. The backstop commitment is subject to various terms and conditions we negotiated with Wynnefield, as described in this prospectus under "The Backstop Agreement and Registration Rights."

Whom should I contact if I have other questions?

        If you have other questions or need assistance, please contact the information agent, Georgeson LLC, at (888) 666-2580.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section describing the risks of investing in our common stock under the caption "Risk Factors," and the documents and financial statements incorporated by reference in the section entitled "Incorporation of Certain Documents by Reference" before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see "Cautionary Note Regarding Forward-Looking Statements."

 Our Company

        The Company was incorporated in 2001 under the laws of the State of Delaware under the name "Global Power Equipment Group Inc." and became the successor to GEEG Holdings, LLC, which was formed as a Delaware limited liability company in 1998. Effective June 29, 2018, Global Power Equipment Group Inc. changed its name to Williams Industrial Services Group Inc. to better align its name with the Williams business (as defined below), and our stock now trades on the OTCQX under the ticker symbol "WLMS." Williams has been safely helping plant owners and operators enhance asset value for more than 50 years. We provide a broad range of construction, maintenance and support services to customers in energy, power and industrial end markets. Our mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to our customers.

Our Restructuring

        We completed the restructuring of our Company in 2018. Beginning in 2016, we shifted our strategy to become a preferred provider of construction, maintenance and specialty services, to exit all product manufacturing businesses and to use the proceeds from the sales to reduce and restructure our term debt. To effect this change, in the third quarter of 2017, we made the decision to exit and sell substantially all of the operating assets and liabilities of our Mechanical Solutions segment, which we completed in the fourth quarter of 2017, as described below. Additionally, we made the decision to exit our Electrical Solutions segment (which was comprised solely of Koontz-Wagner, a wholly owned subsidiary of the Company) in the fourth quarter of 2017. We determined that these two segments met the definition of discontinued operations, and, as a result, they (including TOG Manufacturing Company, Inc. and TOG Holdings, Inc., which were sold in July 2016) are presented as discontinued operations for all periods presented. Additionally, in January 2017, we sold the stock of our wholly owned subsidiaries, Hetsco Holdings, Inc. and Hetsco, Inc. However, the Mechanical Solutions and Electrical Solutions segments were the only components of the business that qualified as discontinued operations for all periods presented. Unless otherwise specified, the financial information and discussion in this prospectus are based on our continuing operations (previously referred to as our Services segment); they exclude any results of our discontinued operations. Please refer to "Note 4—Changes in Business" to the consolidated financial statements included in the 2018 10-K for additional information.

        In spite of our efforts, which included retaining financial advisors to sell all or part of Koontz-Wagner's operations, inside or outside of a federal bankruptcy or state court proceeding (including Chapter 11 of Title 11 of the U.S. Bankruptcy Code (the "Bankruptcy Code")), the proposed disposition did not progress as planned due, primarily, to Koontz-Wagner's deteriorating financial performance. As a result of this and the inability of Koontz-Wagner to fund its ongoing operations or obtain financing to do so, on July 11, 2018, Koontz-Wagner filed a voluntary petition for relief under Chapter 7 of Title 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of Texas. The filing was for Koontz-Wagner only, not for the Company as a whole, and was completely separate and distinct from the Williams business and operations.

        On October 11, 2017, we sold substantially all of the operating assets and liabilities of our Mechanical Solutions segment and used a portion of the $40.9 million net proceeds to pay down $34.0 million of our outstanding debt and related fees, including full repayment of the first-out loan, provided for by the first amendment to the 4.5-year senior secured term loan facility, entered into on June 16, 2017, with an affiliate of Centre Lane Partners, LLC as Administrative Agent and Collateral Agent, and the other lenders from time to time party thereto (as amended, the "Initial Centre Lane Facility") for an additional aggregate principal amount of $10.0 million and the upfront fee on the Initial Centre Lane Facility. Additionally, on October 31, 2017, we completed the sale of our manufacturing facility in Mexico and auctioned the remaining production equipment and other assets for net proceeds of $3.6 million, of which $1.9 million was used to reduce the principal amount of the Initial Centre Lane Facility. The remaining proceeds from such sales were used to fund working capital requirements.

Our Strategy for Growth

        As a result of the sale of our Mechanical Solutions segment and the bankruptcy of Koontz-Wagner, we review financial information presented on a company-wide basis. Therefore, as of December 31, 2018, we concluded that we continue to have a single reporting segment which is comprised of Williams Industrial Services Group, LLC (collectively with Williams Plant Services, LLC, Williams Specialty Services, LLC and Williams Industrial Services, LLC, the "Williams business"), as we did as of December 31, 2017.

        In 2018, we implemented major cost reduction initiatives to reduce our overhead costs, including restructuring and consolidating our corporate functions, and began working on a comprehensive strategic plan to grow and improve our business, which was finalized in early 2019. Our strategy has been focused on developing a comprehensive strategic plan to grow and improve our operations, strengthen our core competencies, aggressively manage working capital and reduce costs in order to improve liquidity and reduce debt. Our operations are based on our effectiveness in using estimating and engineering technologies, deploying rigorous project management techniques, initiating various process improvement projects and employing experienced industry-recognized sales professionals. We expect to leverage the strength of the Williams brand, capitalize on our industry knowledge and customer relationships and safely provide timely, reliable services for our customers to grow revenue. We believe we are well positioned to grow our business in 2019 and beyond, and to realize the operating leverage our restructuring has created.

Our Business

        We provide a comprehensive range of construction, maintenance and support services to customers in energy, power and industrial end markets. We provide these services both on a constant presence basis and for discrete projects. The services we provide are designed to improve or sustain operating efficiencies and extend the useful lives of process equipment.

        Our services include the following:

  •
  Plant Maintenance, Modification and Construction.  We perform a full range of critical services, including maintenance, modification, repair and other capital project services designed to extend life cycles regarding nuclear, paper, fossil fuel, industrial gas, hydro power, natural gas, municipal water and wastewater and other facilities for customers in energy, power and industrial end markets.

  •
  Water/Wastewater System New Installation, Expansions and Modifications.  We install, maintain and modify water and wastewater systems, including piping, pumping, storage tank and other related facilities.

  •
  Painting and Coatings.  We perform cleaning, surface preparation, coatings application, quality control and inspection testing on major coating projects for nuclear and fossil fuel power plants, industrial facilities and petrochemical plants.

  •
  Insulation.  We provide a variety of industrial insulation services, primarily in power generation installations.

  •
  Asbestos and Lead Abatement.  We provide abatement services for the removal of asbestos and heavy metal based coatings such as lead paint. We do not take ownership of hazardous materials and do not assume responsibility for the liability associated with the materials other than for our actions meeting applicable statutory and regulatory requirements.

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  Roofing Systems.  We replace, repair and upgrade industrial facility roofing systems, primarily at pulp and paper manufacturing facilities and nuclear power plant locations.

  •
  Oil/Gas Construction and Maintenance.  We perform capital construction and maintenance services for midstream and downstream oil, gas and chemical facilities, predominately in the Texas gulf coast. Services include civil structural installation, piping installations and maintenance, and electrical system installation, as well as other work including at storage terminals, refineries and chemicals plants.

  •
  Analog to Digital Conversions.  Conversion of analog control systems to digital controls improves reliability and accuracy in plant systems, and often allows facilities to run at higher levels. As a result, it is a capital improvement that utilities and industries are investing in at several operating facilities. We successfully completed several digital upgrades on multiple units for two of our customers, and we are targeting several more.

  •
  Canada Nuclear.  Two power companies in Canada have announced their intention to extend the lives of several of their operating nuclear units and established large capital improvement budgets to that end. We believe that the work required for such improvements is similar to upgrades completed for nuclear plants in the U.S. Therefore, we commenced a strategic initiative to pursue new maintenance, modification and construction opportunities in Canada.

  •
  Nuclear Decommissioning.  Several U.S. nuclear stations have already been shut down, and several more shutdowns are planned. After shutdown, the plants must be decommissioned. This process takes many years. We are working with a supplier on one of the sites being decommissioned and are targeting the decommissioning market as it grows.

        We provide these services throughout the U.S., primarily on a direct hire basis, with experienced craft laborers who are directed and managed by an experienced team of supervisors and project managers across our network. We also act in a general contracting capacity where we manage multiple subcontractors and, in other cases, we are retained as a subcontractor on a project. Our flexible staffing model enables us to meet seasonal and outage demand without being restricted by internal capacity limitations, thereby minimizing our fixed costs.

        In 2018, we contracted for 84% of our revenue on cost-plus contracts that provide for reimbursement of costs incurred plus an amount of profit. The remaining 16% of our revenue was generated from fixed-price contracts. During the six months ended June 30, 2019, we contracted for 89% of our revenue on cost-plus contracts that provide for reimbursement of costs incurred plus an amount of profit. The remaining 11% of our revenue was generated from fixed-price contracts.

        We bid against other contractors based on customer specifications. Fixed-price contracts present certain inherent risks, including the possibility of ambiguities in the specifications received, problems with new technologies and economic and other changes that may occur over the contract period. Alternatively, because of efficiencies that may be realized during the contract term, fixed-price contracts may offer greater profit potential than cost-plus contracts

 Risk Factors

        Exercising the Rights and investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information under the heading "Risk Factors" in this prospectus and all other information included in or incorporated by reference into this prospectus before you decide to exercise your Rights to purchase common stock.

Corporate Information

        Our principal executive offices are located at 100 Crescent Centre Parkway, Suite 1240, Tucker, Georgia 30084, and our telephone number is (770) 879-4400. Our website is https://www.wisgrp.com/. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are explicitly incorporated by reference into this prospectus.

The Rights Offering

        The following summary describes the principal terms of the Rights Offering, but is not intended to be complete. See the information under the heading "Description of the Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the Rights Offering.

Securities Offered	We are distributing, at no charge, to holders of our common stock, Rights to purchase [ ] shares in the aggregate of our common stock. You will receive one (1) Right for each share of common stock owned at [ ]:[ ] [a./p.]m., New York City time, as of the Record Date set forth below.
Subscription Rights
Each Right will entitle a holder to purchase [ ] ([ ]) of a share of our common stock at a Subscription Price of $[ ] per whole share. We will not issue fractional shares in this Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share.
Over-Subscription Privilege
If, and only if, you fully exercise your basic subscription Rights, you will also be able to exercise an Over-Subscription Privilege, which will allow you to purchase additional shares of common stock that remain unsubscribed at the expiration of the Rights Offering (up to a cap of 300% of the shares of common stock you held on the Record Date), subject to the availability and pro rata allocation of shares among stockholders exercising this Over-Subscription Privilege. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription Rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price applicable to the basic subscription Right.

Proration of Over-Subscription Privilege	If there are not enough shares of our common stock available to satisfy all subscriptions made under the Over-Subscription Privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those holders exercising the Over-Subscription Privilege. For more information regarding proration, including the precise formula for how your Rights will be prorated, see "Description of the Rights Offering—Pro Rata Allocation."
Record Date	[ ]:[ ] [a./p.]m., New York City time, on [ ] [ ], 20[ ].
Expiration of the Rights Offering	5:00 p.m., New York City time, on [ ] [ ], 20[ ], unless extended by us in our discretion.
Subscription Price	$[ ] per share, payable in cash. All payments related to the exercise of a Right must be received by the subscription agent before the expiration of the Rights Offering.
Use of Proceeds	We intend to use the net proceeds of this Rights Offering for working capital to fund the Company's strategic plan growth initiatives and for general corporate purposes. See "Use of Proceeds."
Non-Transferability of Subscription Rights	The Rights are not transferable and will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market.
No Board Recommendation
Neither our Board of Directors nor our management has made any recommendations regarding the exercise of your Rights. For an explanation of how the Subscription Price of the Rights was determined, please see "Description of the Rights Offering—Subscription Price." You are urged to make your decision based on your own assessment of our business and the Rights Offering. See the section in this prospectus under the caption "Risk Factors."
Conditions	We are not requiring a minimum subscription to complete the Rights Offering.

Backstop Commitment	Subject to certain conditions and pursuant to a Backstop Agreement, Wynnefield agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). For additional details, see the section in this prospectus under the caption "The Backstop Agreement and Registration Rights."
Refinancing Condition
Wynnefield has no obligation to consummate the transactions contemplated by the Backstop Agreement unless and until (i) the Company has executed and delivered the documentation governing the Refinancing of its existing credit facilities in the aggregate amount of not less than $45,000,000, (ii) all conditions to the effectiveness of the documentation governing the Refinancing have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the closing of the transactions contemplated by the Backstop Agreement), and (iii) the Company has consummated such Refinancing. For additional details, see the section in this prospectus under the caption "Description of the Rights Offering—The Backstop Commitment."
Registration Rights
The offer and sale of shares of our common stock to Wynnefield pursuant to the Backstop Agreement will be effectuated in a transaction exempt from the registration requirements of the Securities Act and will not be registered pursuant to the registration statement of which this prospectus forms a part. As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering. We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. For additional details, see the section in this prospectus under the caption "The Backstop Agreement and Registration Rights."

No Revocation by Holder	All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock at a Subscription Price of $[ ] per share.
U.S. Federal Income Tax Considerations
For U.S. federal income tax purposes, we believe you generally should not recognize income or loss in connection with the receipt or exercise of Rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our common stock. See the section in this prospectus under the caption "Certain Material U.S. Federal Income Tax Consequences."
Extension and Termination of Rights Offering
We may cancel, amend or terminate the Rights Offering at any time in our discretion. We may extend the period for exercising your Rights for up to an additional thirty (30) days, in our discretion, by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.
Procedures for Exercising Rights
To exercise your Rights, you must complete the subscription documents and deliver them to the subscription agent, Computershare Trust Company, N.A., or, if you are not a record holder, to your nominee, together with full payment for all the Rights you elect to exercise. If regular mail is used to deliver the subscription documents and payments, we recommend using registered mail, properly insured, with return receipt requested.
In certain cases, a qualified designee of a record holder of Rights may exercise Rights. See the section in this prospectus under the caption "Description of the Rights Offering—Exercise of Rights."
Subscription Agent	Computershare Trust Company, N.A. will act as our subscription agent in connection with the Rights Offering.
Information Agent for Questions	Georgeson LLC will act as our information agent in connection with the Rights Offering. You may contact them directly with any questions or comments at (888) 666-2580.
Shares Outstanding as of the Record Date	[ ] shares of our common stock are issued and outstanding as of the Record Date.

Shares Outstanding after Completion of the Rights Offering	We will issue approximately [ ] shares of common stock in this Rights Offering. Upon consummation of the Rights Offering and assuming full subscription of the Rights Offering, we expect to have approximately [ ] shares of outstanding common stock.
Risk Factors
Investors considering making an investment by exercising Rights in the Rights Offering should carefully read and consider the information set forth in "Risk Factors" beginning on page 22 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.
OTCQX Symbol	Our common stock is quoted on the OTCQX under the trading symbol "WLMS." The shares of common stock issued in the Rights Offering will be quoted on the OTCQX under the same symbol.
The Rights will not be quoted on the OTCQX or listed or quoted on any other stock exchange or market.

RISK FACTORS

        This section describes material risks to our business that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in the 2018 10-K. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting us, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future. Please see the section in this prospectus under the caption "Where You Can Find More Information."

 Risks Related to the Rights Offering

We will be unable to complete the Rights Offering if we are unable to successfully complete the Refinancing of our outstanding debt.

        The consummation of this Rights Offering is conditioned upon satisfaction of the Refinancing Condition. We are currently working to complete the Refinancing of our existing credit facilities, but we may be unable to successfully do so in a timely manner, if at all. In the event we cannot complete the Refinancing as currently contemplated, we will not complete the Rights Offering, and you will not receive the Rights described herein.

The market price of our common stock may decline before or after the Rights expire.

        The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your Rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in the Rights Offering at a price greater than the prevailing market price, and you could have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of your Rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price. Until shares are delivered upon expiration and consummation of the Rights Offering, you will not be able to sell the shares of our common stock that you purchase in the Rights Offering. Shares of our common stock purchased (or book entry confirmations) will be delivered as soon as practicable after expiration of the Rights Offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of Rights.

The Rights Offering may cause the price of our common stock to decrease.

        The announcement of the Rights Offering, the Subscription Price and the number of shares of our common stock we could issue if the Rights Offering is completed could result in an immediate decrease in the trading price of our common stock. This change may continue after the completion of the Rights Offering. If such a decrease occurs, your purchase of shares of our common stock in the Rights Offering may be at a price greater than the prevailing trading price. Further, if a substantial number of Rights are exercised and the holders of the shares of our common stock received upon exercise of those Rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

The Subscription Price for our shares does not necessarily represent the value of our Company or the value of our common stock, and our common stock may trade at prices below the Subscription Price.

        The Subscription Price was set by the Board at $[            ] per share. The Subscription Price of $[            ] per share was determined by the Board of Directors based on a [      ]% discount to the 25-trading-day volume weighted average price for the period immediately preceding the initiation of the Rights Offering. Factors considered by the Board included the need to offer shares at a price that would be attractive to investors relative to the then-current trading price for our common stock; historical and current trading prices for our common stock; general conditions in the industry and outlook; our history and prospects, including our past and present earnings; our current financial condition and need for capital; alternatives available to us for raising capital; potential market conditions; our desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis; and the range of discounts to market value, the theoretical ex-rights price and book value, represented by the subscription prices in prior rights offerings. No valuation consultant or investment banker has opined upon the fairness or adequacy of the Subscription Price. The Subscription Price does not bear any particular relationship to the book value of our assets, past operations, cash flows, losses, financial condition or other criteria for ascertaining value. You should not consider the subscription price as an indication of the value of our Company or any inherent value of shares of our common stock. After the date of this prospectus, our common stock may trade at prices below the Subscription Price.

Your percentage ownership in the Company may be diluted as a result of this Rights Offering.

        If you do not exercise your basic subscription Rights in full, you will suffer dilution of your percentage ownership of our common stock relative to our other stockholders. We anticipate that we will issue approximately [            ] shares of common stock in this Rights Offering. In addition, we may issue equity securities (including, but not limited to, warrants to purchase shares of our common stock) in connection with the Refinancing or the satisfaction of the Refinancing Condition. Accordingly, following this Rights Offering, we will have approximately [            ] shares outstanding.

We may withdraw or terminate the Rights Offering at any time and for any reason. If we cancel the Rights Offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

        We may withdraw or terminate the Rights Offering at our discretion. If we cancel the Rights Offering, neither the Company nor the subscription agent will have any obligation to you with respect to the Rights except to return any payment received by the subscription agent, without interest or penalty.

We may amend or modify the terms of the Rights Offering at any time before the expiration of the Rights Offering in a way that could adversely affect your investment.

        The Board reserves the right to amend or modify the terms of the Rights Offering. The amendments or modifications may be made for any reason and may adversely affect your Rights. These changes may include, for example, changes to the Subscription Price or other matters that may induce greater participation by our stockholders in the Rights Offering. If we make any fundamental change to the terms of the Rights Offering after the date of effectiveness of this prospectus, we will file a post-effective amendment to the registration statement in which this prospectus is included and offer subscribers the opportunity to cancel their subscriptions. In such event, we will issue subscription refunds to each stockholder subscribing to purchase shares in the Rights Offering and recirculate an amended prospectus after the post-effective amendment is declared effective with the SEC. If we extend the expiration date of the Rights Offering period in connection with any post-effective amendment, we will allow holders of Rights a reasonable period of additional time to make new investment decisions on the basis of the new information set forth in the prospectus that will form a part of the post-effective amendment. In such event, we will issue a press release announcing the changes to the Rights Offering and the new expiration date. Even if an amendment does not rise to the level that is fundamental and would thus require us to offer to return your subscription payment, the amendment may nonetheless adversely affect your Rights and any prospective return on your investment.

You may not revoke your exercise of any Rights, even if the Rights Offering is extended, and you could be committed to buying shares of our common stock above the prevailing market price.

        Once you exercise your Rights, you may not revoke the exercise of such Rights. If we decide to extend the Rights Offering, you still may not revoke the exercise of your Rights. The public trading market price of our common stock may decline before the Rights expire. If you exercise your Rights and, afterwards, the public trading market price of our common stock decreases below the Subscription Price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is quoted on OTCQX under the symbol "WLMS," and the last reported sale price of our common stock on the OTCQX on [                ] [      ], 20[      ] was $[            ] per share. Following the exercise of your Rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the Subscription Price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of Rights will be rejected.

        Holders of Rights that desire to purchase shares of our common stock in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. We are not responsible if your nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the Rights Offering. If you fail to complete and sign the required subscription documents, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering before the expiration of the Rights Offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the Subscription Price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares of our common stock in this Rights Offering.

        Any uncertified personal check used to pay for shares of our common stock to be issued in this Rights Offering must clear before the expiration date of this Rights Offering, and the clearing process may require five (5) or more business days. If you choose to exercise your Rights, in whole or in part, and to pay for shares of our common stock by uncertified personal check, and your check has not cleared before the expiration date of this Rights Offering, you will not have satisfied the conditions to exercise your Rights and will not receive the shares of our common stock you wish to purchase.

The Rights are not transferable, and there are no means for you to obtain any value associated with the Rights other than to exercise your Rights.

        The Rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. There is no market or other permissible means for you to obtain any value associated with the Rights other than to exercise your Rights; accordingly, in order to realize any potential value from your Rights, you would have to exercise the Rights. The Rights will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market. You should not exercise the Rights without careful consideration of all risks discussed in this prospectus and in the documents contained herein by reference.

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of Rights upon expiration of the Rights Offering.

        If you exercise your Rights, you will not be able to resell the common stock purchased by exercising your Rights until you, or your nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in the shares of our common stock you purchased in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares of our common stock as soon as practicable after completion of the Rights Offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the Rights Offering and the time that the shares of our common stock are issued.

We do not know how many stockholders will participate in the Rights Offering.

        Apart from Wynnefield, who has agreed, pursuant to the Backstop Agreement, to provide the backstop commitment and ensure we will receive $7.0 million in gross proceeds from this Rights Offering, we have no other agreements or understandings with any persons or entities with respect to their exercise of Rights or their participation as an underwriter, broker or dealer in the Rights Offering. We therefore do not know how many other stockholders, if any, will participate in our Rights Offering. If the closing of the transaction contemplated by the Backstop Agreement does not occur, we will not have the capital necessary to fund our contemplated uses of the net proceeds of the Rights Offering and might need to look to other sources of funding for these contemplated uses. There is no assurance that these alternative sources will be available and at what cost.

While we have entered into the Backstop Agreement with Wynnefield, if the conditions under the Backstop Agreement are not satisfied, and we are therefore unable to consummate the transactions contemplated by the Backstop Agreement, we will not consummate this Rights Offering.

        We have entered into the Backstop Agreement with Wynnefield to provide the backstop commitment and ensure we will receive $7.0 million in gross proceeds from this Rights Offering; however, we cannot guarantee that we will ultimately satisfy the conditions under the Backstop Agreement and consummate the transactions contemplated thereby. Among other conditions, a condition to Wynnefield's obligation to provide the backstop commitment is that our representations and warranties made in the Backstop Agreement are true and correct in all material respects as of the closing date of this Rights Offering, including that the Company has been operated in the ordinary course of business, consistent with past practice, and no material adverse effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect. Please see the section in this prospectus under the caption "The Backstop Agreement and Registration Rights" for further conditions to the obligation of Wynnefield to consummate the transactions contemplated by the Backstop Agreement. If the conditions under the Backstop Agreement are not satisfied and we do not obtain the backstop commitment from Wynnefield, we will not consummate this Rights Offering. If we do not ultimately consummate this Rights Offering, we will be forced to obtain another method of funding, such as finding another party to provide a backstop commitment for a new Rights Offering or continuing to explore other strategic financing alternatives to improve our capital structure. There can be no guarantee that another party would be willing to provide a backstop commitment or that we would be able to identify a strategic financing alternative that would be as beneficial to our capital structure. Failure to consummate the Rights Offering could have a materially adverse effect on our financial condition and results of operations.

The Backstop Agreement permits us to terminate this Rights Offering at any time prior to the commencement of the subscription period if conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation, extension or amendment, for any reason, will require the prior consent of Wynnefield, except for an extension of the subscription period by not more than ten (10) days.

        The Backstop Agreement permits us to terminate this Rights Offering at any time prior to the commencement of the subscription period if the conditions of a customary fiduciary out provision are satisfied. However, once the subscription period has commenced, any termination, as well as any cancellation, extension or amendment, for any reason, will require the prior consent of Wynnefield, except for an extension of the subscription period by not more than ten (10) days. In addition, Wynnefield may terminate the Backstop Agreement at any time prior to the closing date of the Backstop Agreement under certain conditions.

        As a result, even if a third party offers to act or indicates an interest in acting as backstop purchaser on more favorable terms than Wynnefield, or offers or indicates an interest in a different transaction that would be more favorable to holders of our common stock, we may not be able to engage in any such transaction or discussions relating thereto without Wynnefield's consent, unless the Backstop Agreement has expired in accordance with its terms. Either party may terminate the Backstop Agreement if the transactions contemplated thereby are not consummated within 120 days of the date of the Backstop Agreement through no fault of the terminating party. See the section in this prospectus under the caption "The Backstop Agreement and Registration Rights."

We may use the proceeds of this Rights Offering in ways with which you may disagree.

        We intend to use the net proceeds of this offering for working capital to fund the Company's strategic plan growth initiatives and for general corporate purposes. We will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the Rights Offering, and you will not have the opportunity, as part of your investment decision, to assess whether you believe the proceeds are being used appropriately. See the section in this prospectus under the caption "Use of Proceeds."

You will not have any rights in the shares of common stock that you purchase until you actually receive such shares of common stock.

        You will not have any rights in the shares of common stock that you purchase in the Rights Offering until such shares of common stock are actually issued to and received by you. We intend to issue the shares as soon as reasonably possible after the expiration of the Rights Offering; however, there may be a delay between the expiration date of the Rights Offering and the date the shares of common stock are actually issued and delivered to you. You may not be able to resell the shares of common stock that you purchase in the Rights Offering until you, or your nominee, if applicable, have actually received those shares.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

        You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this Rights Offering. In addition, if we terminate the Rights Offering, or if you exercise your Over-Subscription Privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription Rights except to return, without interest or penalty, any excess subscription payments to you.

The issuance of additional shares of our common stock could lead to a limitation of our ability to apply our NOLs to offset our taxable income (if any) in any future year.

        Although we have determined that the increase in Wynnefield's ownership position in connection with the Rights Offering and backstop commitment will not impair our ability to potentially use our NOLs, the issuance of shares to Wynnefield could, when considered with any additional changes in ownership in the future, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended (the "Code"). For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of Section 382), in the aggregate, increase their percentage ownership in our common stock by more than 50 percentage points during the three-year period that ends with the date of the acquisition. If a change in ownership is deemed to have occurred, our NOLs that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, such occurrence would have on the trading price of our common stock.

Risks Related to Our Common Stock

Our stock price may be volatile, which could result in substantial losses for investors in our securities.

        The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

        The market price of our common stock could be subject to significant volatility before, during and after the completion of our Rights Offering due to many factors that we cannot control. Some of these factors include, for example, competitive pressures, variations in our quarterly operating results and changes in our liquidity position, changes in securities analysts' estimates of our financial performance, changes in market valuations of similar companies, announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or services or product or service enhancements, as well as our or our competitors' success or failure in successfully executing such matters, changes in the price of oil and natural gas, increased regulation of or reduced investment in nuclear power plants, loss of a major customer, and additions or departures of key personnel.

        If you elect to participate in our Rights Offering, your subscription price may be higher than the market price after the Rights Offering completion date. That could result in an immediate unrealized investment loss for you. We can provide no assurance or guarantees that you will be able to sell your common stock at a price equal to or greater than the Rights Offering subscription price.

We may issue a substantial number of shares of our common stock in the future, and stockholders may be adversely affected by the issuance of those shares.

        Following this Rights Offering, and in addition to the Refinancing, we may raise additional capital, or refinance or restructure our debt, by issuing shares of common stock, or other securities convertible into common stock, which will increase the number of shares of common stock outstanding and will result in potentially substantial dilution in the equity interest of our current stockholders and may adversely affect the market price of our common stock. We could seek to issue new debt, equity and hybrid securities in the future. In addition, we have issued shares of our common stock pursuant to private placement exemptions from Securities Act registration requirements, intend to issue the shares purchased by Wynnefield pursuant to the Backstop Agreement pursuant to such exemptions, and may do so in the future in connection with financings, acquisitions, the settlement of litigation and other strategic transactions. We may also issue equity securities (including, but not limited to, warrants to purchase shares of our common stock) in connection with the Refinancing or the satisfaction of the Refinancing Condition. The issuance, and the resale or potential resale, of shares of our common stock could adversely affect the market price of our common stock and could be dilutive to our stockholders.

We currently do not intend to pay any dividends on our common stock.

        We currently do not intend to pay any dividends on our common stock; in addition, restrictions and covenants in our debt facilities currently prohibit us from paying dividends, and may continue to do so in the future. While we may declare dividends at some point in the future, subject to compliance with such restrictions and covenants, we cannot assure you that you will ever receive cash dividends as a result of ownership of our common stock and any gains from investment in our common stock may only come from increases in the market price of our common stock, if any.

There is no assurance that an active public trading market in our common stock will be available.

        There can be no assurance that an active public trading market for our common stock will be available or sustained. If, for any reason, an active public trading market does not exist, purchasers of the shares of our common stock may have difficulty in selling their shares should they desire to do so, and the price of our common stock may decline.

Future sales by us or our existing stockholders could depress the market price of our common stock.

        If we or our existing stockholders sell a large number of shares of our common stock, the market price of our common stock could decline significantly. Further, even the perception in the public market that we or our existing stockholders might sell shares of common stock could depress the market price of the common stock.

We are subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as of our substantial insider ownership.

        Provisions of our Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), Fourth Amended and Restated By-Laws (the "By-Laws") and Delaware law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our management and Board. These provisions include providing our Board the ability to set the number of directors and to fill vacancies on the Board occurring between stockholder meetings.

        We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for three years following the date the beneficial owner acquired at least 15% of our stock, unless various conditions are met, such as approval of the transaction by our Board. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

        The existence of the foregoing provisions and anti-takeover measures, as well as the significant amount of common stock beneficially owned by Wynnefield, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of us, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

The receipt of Rights may be treated as a taxable dividend to you.

        The U.S. federal income tax consequences of the Rights Offering will depend on whether the Rights Offering is part of a "disproportionate distribution." We intend to take the reporting position that the Rights issued pursuant to the Rights Offering (a) are not part of a "disproportionate distribution" and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus counsel is not rendering an opinion regarding the application of such rules. Accordingly, it is possible that the Internal Revenue Service ("IRS") could successfully challenge our reporting position and assert that the Rights Offering is a taxable distribution. For a discussion of the tax consequences of this Offering in the event this Rights Offering is non-taxable, as well as the tax consequences if this is taxable, see the section in this prospectus under the caption "Certain Material U.S. Federal Income Tax Consequences."

 USE OF PROCEEDS

        We anticipate that we will issue approximately [            ] shares of our common stock in this Rights Offering. Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), which will ensure that we receive $7.0 million in gross proceeds from the Rights Offering; provided, that the gross proceeds from the Rights Offering and backstop commitment will not exceed the amount of $7.0 million in the aggregate. We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. After paying such fees, we intend to use the net proceeds of this Rights Offering for working capital to fund the Company's strategic plan growth initiatives and for general corporate purposes.

        Our management will retain broad discretion in deciding how to allocate the net proceeds of this Rights Offering. Until we designate the use of the net proceeds, we may invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon investment opportunities, market conditions and the availability of other funds, among other factors.

CAPITALIZATION

        Set forth below is our cash and liquid assets and capitalization as of September 30, 2019:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis, reflecting the issuance of [                    ] shares of common stock offered by this prospectus, at $[                ] per share, assuming net proceeds of approximately $[                 ] after offering expenses payable by us.

        The information below should be read in conjunction with our unaudited condensed consolidated financial statements for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, and our audited consolidated financial statements for the year ended December 31, 2018, which are incorporated by reference in this prospectus. Our financial statements should also be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, and our 2018 Form 10-K, which are incorporated by reference in this prospectus. See the sections in this prospectus under the captions "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

	As of September 30, 2019
(in thousands, except share data)	Actual	Pro Forma As Adjusted
Cash and cash equivalents	$2,004	$
Restricted cash	468

Short-term borrowings	3,898
Long-term debt, net(1)(2)	33,438
Stockholders' equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 19,794,270 and [ ] shares issued, on an actual and pro forma as adjusted basis, respectively, and 19,057,195 and [ ] shares outstanding, respectively	198
Paid-in capital	81,380
Accumulated other comprehensive loss	(27)
Accumulated deficit	(60,409)
Treasury stock, at par (737,075 shares)	(9)

Total stockholders' equity	21,133

Total capitalization	$60,941	$

(1)
Includes current portion of long-term debt.

(2)
Principal amount, less unamortized deferred financing costs.

 DESCRIPTION OF THE RIGHTS OFFERING

The Rights Offering

        We are distributing, at no charge and on a pro rata basis, to all holders of our common stock on the Record Date, the Rights, which are non-transferable subscription rights, consisting of a basic subscription Right and Over-Subscription Privilege, to purchase in the aggregate [                    ] shares of our common stock. One (1) Right will be distributed for each one (1) share outstanding to holders of our common stock as of [            ]:[            ][            ] [a./p.]m., New York City time, on the Record Date, [                    ] [    ], 20[    ]. Each Right will entitle the holder to purchase [                    ] ([            ]) of a share of our common stock for a Subscription Price of $[                ] per whole share. The Rights will be evidenced by subscription rights certificates.

        The common stock to be issued in the Rights Offering, like our existing shares of common stock, will be quoted on the OTCQX under the symbol "WLMS" and will not be listed on a national securities exchange. The Rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your Rights to anyone. The Rights will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market.

Reasons for the Rights Offering

        We are conducting the Rights Offering to raise capital in a cost-effective manner that allows all stockholders to participate. We expect to use the proceeds from the Rights Offering for working capital to fund the Company's strategic plan growth initiatives and for general corporate purposes. See the section in this prospectus under the caption "Use of Proceeds."

        The Board has chosen the structure of the Rights Offering to raise capital because it provides existing stockholders the opportunity to limit their ownership dilution from a sale of common stock to other investors. By pursuing the Rights Offering, we also are limiting the impact of the issuance of additional shares on our NOLs, by allowing all stockholders the opportunity to maintain their current ownership percentage of the Company.

Basic Subscription Rights and Over-Subscription Privilege

        Each Right gives the holder the opportunity to purchase [                    ] ([                ]) of a share of our common stock for $[                ] per whole share. For example, if you owned [                ] shares of our common stock as of the Record Date, you would receive [                ] Rights and would have the right to purchase [                ] shares of common stock for $[                ] per share with your basic subscription Right.

        We will not issue fractional shares in this Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share. Each holder as of [            ]:[            ][            ] [a./p.]m., New York City time, on the Record Date, will be granted one (1) Right for each one (1) share of our common stock owned at that time.

        Each Right carries with it a basic subscription Right and an Over-Subscription Privilege, which gives holders of Rights the opportunity to purchase shares of common stock that are not purchased by other holders of Rights.

        If, and only if, you fully exercise your basic subscription Rights, you will also be able to exercise an Over-Subscription Privilege, which will allow you to purchase additional shares of common stock that remain unsubscribed at the expiration of the Rights Offering (up to a cap of 300% of the shares of common stock you held on the Record Date), subject to the availability and pro rata allocation of shares among stockholders exercising this Over-Subscription Privilege. You must state your intention to exercise your Over-Subscription Privilege at the same time that you exercise your basic subscription Rights. The shares sold through the Over-Subscription Privilege will be sold at the same Subscription Price applicable to the basic subscription Right.

        To determine if a holder wishing to exercise the Over-Subscription Privilege has fully exercised such holder's basic subscription Right, we will consider only the basic subscription Right held by such holder in the same capacity. For example, suppose that a holder was granted Rights for shares of our common stock that he owns individually and shares of our common stock that he owns collectively with his spouse. If such holder wishes to exercise his Over-Subscription Privilege with respect to the Rights he owns individually, but not with respect to the Rights he owns collectively with his spouse, such holder only needs to fully exercise his basic subscription Right with respect to the individually owned Rights. Such holder does not have to subscribe for any shares under the basic subscription Right owned collectively with his spouse to exercise his individual Over-Subscription Privilege.

        When a holder completes the portion of the subscription rights certificate to exercise the Over-Subscription Privilege, such holder will be representing and certifying that the basic subscription Right has been fully exercised as to shares of our common stock that are held in that capacity, as required. In exercising the Over-Subscription Privilege, such holder must pay the full Subscription Price for all the shares such holder is electing to purchase (i.e., the full Subscription Price for the shares purchased pursuant the basic subscription Right and for all shares purchased pursuant to exercise of the Over-Subscription Privilege).

Pro Rata Allocation

        If there are not enough shares of our common stock to satisfy all subscriptions made under the Over-Subscription Privilege, we will allocate the remaining shares of our common stock pro rata, after eliminating all fractional shares, among those holders exercising the Over-Subscription Privilege.

        Each such subscriber will receive a number of shares equal to the product (disregarding fractions) obtained by multiplying the number of shares of remaining stock offered pursuant to the Rights by a fraction of which the numerator is the number of shares subscribed for by that participant under the Over-Subscription Privilege and the denominator is the aggregate number of shares of remaining stock subscribed for by all participants under the Over-Subscription Privilege. Any fractional shares to which persons exercising their Over-Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded down to the nearest whole share.

        For example, assume that 1,000,000 shares are available under the Over-Subscription Privilege. If you subscribed for 100,000 shares pursuant to your Over-Subscription Privilege, and a total of 2,000,000 shares were subscribed for pursuant to all Over-Subscription Privileges, the amount of shares issued to you pursuant to your Over-Subscription Privilege would be prorated and you would receive only 50,000 shares of common stock (1,000,000 shares multiplied by the quotient of 100,000, divided by 2,000,000), and any subscription payments you provide to the subscription agent in excess of the amount necessary to purchase the shares allocated to you pursuant to your Over-Subscription Privilege would be refunded to you, without interest.

        Any excess subscription payments for shares will be returned by mail, without interest or deduction, within ten (10) business days after the expiration of the Rights Offering.

No Fractional Rights or Shares

        We will not issue fractional shares or cash in lieu in this Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares you may purchase will be rounded down to the nearest whole share. Computershare Trust Company, N.A., our subscription agent for the Rights Offering, will determine the number of shares based on such rounding.

Subscription Price

        The Subscription Price of $[                ] per share was determined by the Board of Directors based on a [        ]% discount to the 25-trading-day volume weighted average price for the period immediately preceding the initiation of the Rights Offering. In making its determination, the Board considered many factors, including, among other things, the need to offer shares at a price that would be attractive to investors relative to the then-current trading price for our common stock; historical and current trading prices for our common stock; general conditions in the industry and outlook; our history and prospects, including our past and present earnings; our current financial condition and need for capital; alternatives available to us for raising capital; potential market conditions; our desire to provide an opportunity to our stockholders to participate in the Rights Offering on a pro rata basis; and the range of discounts to market value, the theoretical ex-rights price and book value, represented by the subscription prices in prior rights offerings. The Subscription Price was not determined on the basis of any investment bank or third-party valuation that was commissioned by us. The Subscription Price does not bear any particular relationship to the book value of our assets, past operations, cash flows, losses, financial condition or other criteria for ascertaining value. You should not consider the Subscription Price as an indication of the value of our Company or any inherent value of shares of our common stock. The Board of Directors reserves the right, exercisable in its sole discretion, to change the Subscription Price or determine to cancel or otherwise alter the terms of the Rights Offering. After the date of this prospectus, our common stock may trade at prices below the Subscription Price.

Exercise of Rights

        You may exercise some, all, or none of your Rights. If you do not exercise any of your Rights, the number of shares of our common stock you own will not change. If you do not exercise your basic subscription Rights in full, you will suffer dilution of your percentage ownership of our common stock relative to our other stockholders. We anticipate that we will issue approximately [                ] shares of our common stock in this Rights Offering. Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege); accordingly, [                ] shares of common stock will be issued in the Rights Offering. Your ownership interest will be diluted following the consummation of the Rights Offering if you do not exercise your basic subscription Rights in full. You can avoid such dilution by fully exercising such Rights.

        You may exercise your Rights as follows:

  •
  Subscription by Stockholders of Record

    If you are a record holder of our common stock and wish to participate in the Rights Offering, you must deliver to the subscription agent, Computershare Trust Company, N.A., prior to the expiration of the Rights Offering, your payment for exercise of the Rights, and your complete and fully executed subscription rights certificate, together with any required signature guarantees and notice of guaranteed delivery (if applicable). The subscription agent must receive these items (and funds must clear) prior to 5:00 p.m., New York City time, on [                    ] [    ], 20[    ]. Shares underlying Rights may be purchased and/or titled in the name of certain qualified designees of the holder of record of the Rights (e.g., an immediate family member; a trust or tax-planning vehicle of the holder of record; a corporate affiliate of the holder of record; or a charitable institution). The subscription documents should be delivered to the following address:

By registered first class mail:	By express mail, courier or other expedited service:
Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: GEG P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: GEG 150 Royall Street, Suite V Canton, MA 02021

    The method of delivery of subscription rights certificates, notices of guaranteed delivery (if applicable) and payment of the subscription amount to the subscription agent will be at the risk of the holders of Rights. All deliveries to the subscription agent should only be made by registered first class mail, express mail, courier or other expedited service. Please allow adequate time for delivery of your subscription to the subscription agent.

  •
  Subscription by Beneficial Owners

    Beneficial Holders.    If you hold your shares through a nominee who uses the services of the DTC, such nominee is the record holder of the shares you own and must exercise the Rights on your behalf of the shares of our common stock you wish to purchase. DTC will credit one Right to your nominee record holder for each share of our common stock that you beneficially owned on the Record Date. You should receive from your nominee a beneficial owner election form or other similar form. You should contact your nominee if you do not receive this form, but you believe you are entitled to participate in the Rights Offering. We are not responsible if you do not receive the form from your nominee or if you receive it without sufficient time to respond.

    Once you have received such form, you should complete and return to your nominee the beneficial owner election form, or such other forms provided to you by the nominee, in accordance with its stated procedures and prior to its stated deadlines. Your Rights will not be considered exercised unless the subscription agent receives from you or your nominee, as the case may be, all of the required subscription documents and your full subscription payment prior to 5:00 p.m., New York City time, on [                    ] [    ], 20[    ], which is the expiration of the Rights Offering. You must coordinate with your nominee regarding delivery of your election form, or other forms required by your nominee, notice of guaranteed delivery (if applicable) and subscription payment.

    Nominee Holders.    If you are a nominee holder that uses the services of DTC and holds shares of our common stock for the account of others on the Record Date, you should notify the beneficial owners of the shares for whom you are the nominee of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription Rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription Rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the Record Date, provided that you, as a nominee record holder, make a proper showing to the subscription agent.

        The subscription rights certificate will be mailed to each record holder of our common stock as of the close of business on the Record Date promptly after the date of this prospectus. If you hold your shares of common stock through a nominee, you will not receive an actual subscription rights certificate and must instruct your nominee whether to exercise your Rights on your behalf, as described above.

        We do not take any responsibility for completion of your subscription documents, subscription rights certificate and payment to the subscription agent or, if you are not a record holder, to your nominee. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. If you wish to exercise your Rights, please ensure that you properly complete all required subscription documents and that you provide responses to all requested information. If you do not indicate the number of Rights being exercised, or the subscription agent does not receive the full subscription payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent.

        You should read the instruction letter accompanying the subscription rights certificate or beneficial owner election form carefully and strictly follow it. DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us. If you deliver subscription documents in a manner different than that described in this prospectus, then we may not honor the exercise of your Rights.

        If you have any questions or comments regarding completion of the materials, or the Rights Offering or exercise of your Rights in general, please contact the information agent for this Rights Offering, Georgeson LLC, at (888) 666-2580. You should direct any requests for additional copies of this prospectus to the information agent, Georgeson LLC, at (888) 666-2580.

Payment Method

        Payments must be made in full in U.S. currency by:

  •
  Personal check payable to Computershare Trust Company, N.A. drawn upon a U.S. bank; or

  •
  wire transfer of immediately available funds to accounts maintained by the subscription agent.

        Payment received after the expiration of the Rights Offering will not be honored, and, in such event, the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

  •
  clearance of any uncertified personal check deposited by the subscription agent, which may take five (5) or more business days; or

  •
  receipt of collected funds in the subscription agent's account.

        If you elect to exercise your Rights, you must use an uncertified personal check or wire transfer of funds to ensure that the subscription agent receives your funds before the expiration of the Rights Offering. If you send an uncertified personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared, which may require five (5) or more business days. If, however, you send a wire directly to the subscription agent's account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument or wire or transfer.

        Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to 5:00 p.m., New York City time, on [                    ] [    ], 20[    ], when the Rights Offering expires. The clearinghouse may require five (5) or more business days. Accordingly, holders of Rights that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the Rights Offering to ensure such payment is received and clears by such date.

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not properly specified, then the funds will be applied to the exercise of Rights only to the extent of the payment actually received by the subscription agent. You must pay for your Over-Subscription Privilege shares at the time you exercise your basic subscription Rights; provided that, if we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable. If you deliver subscription payments in a manner different than that described in this prospectus, then we may not honor the exercise of your Rights.

No Revocation or Change

        The exercise of Rights is irrevocable and may not be cancelled or modified, even if you later learn information that you consider to be unfavorable to the exercise of your Rights and even if the Rights Offering is extended by us in our discretion. Once you submit your completed form of subscription rights certificate, full subscription payment and any other required documents to the subscription agent to exercise any Rights, you are not allowed to revoke or change the exercise or request a refund of any subscription payment. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our common stock in the Rights Offering. Rights not exercised at or before the expiration date of the Rights Offering will expire and will have no value.

Expiration Date; Withdrawal and Termination; Extensions

        The subscription period, during which you may exercise your Rights, begins on the effective date of this prospectus and expires at 5:00 p.m., New York City time, on [                    ] [    ], 20[    ]. If you do not exercise your Rights before the expiration of the Rights Offering, your Rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your required subscription documents or your subscription payment after that time, regardless of when such documents or payment were sent.

        We may cancel, amend or terminate the Rights Offering, at any time in our discretion. The period for exercising your Rights may be extended by us, for up to an additional thirty (30) days, in our discretion. However, once the subscription period has commenced, any termination, as well as any cancellation or amendment, for any reason, will require the prior consent of Wynnefield, except for an extension of the subscription period by not more than ten (10) days. We may extend the expiration date of the Rights Offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the Rights Offering. We will extend the duration of the Rights Offering if and as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their Rights in this Rights Offering.

        If the Rights Offering is not completed, any subscription payments you may have made will be refunded to you. The subscription agent will hold all funds it receives in a segregated bank account, in escrow, until the Rights Offering is completed or is withdrawn or canceled. If the Rights Offering is terminated or otherwise is not completed, the subscription agent will return all subscription payments received by it by mail, without interest or deduction, as soon as practicable. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the Rights Offering. If you own shares in "street name," it may take longer for you to receive your refunded payment because the subscription agent will return payments through the record holder of the shares, which is your nominee.

Minimum Subscriptions

        There is no aggregate minimum subscription we must receive to complete the Rights Offering. However, pursuant to the Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). Accordingly, even if no stockholders other than Wynnefield exercise their rights, we will receive $7.0 million in aggregate gross proceeds.

Fees and Expenses

        If you wish to exercise your Rights, the only cost to you will be the payment of the Subscription Price for purchase of the Rights Offering shares. We will pay all fees charged by the subscription agent and information agent. We will not charge any fees or commissions in connection with the issuance of the Rights to you or the exercise of your Rights. If you hold your shares of common stock through a nominee, you may be required to pay your nominee certain service or administration fees in connection with the exercise of your Rights. Please check with your nominee in such regard. We are not responsible for covering or reimbursing any such fees.

Issuance of Shares Acquired in the Rights Offering

        You will have no rights as a holder of the shares of our common stock you purchase in the Rights Offering, if any, until the shares are actually received by you. The Company intends to issue the shares of common stock in book entry form to each subscriber as soon as practicable after completion of the Rights Offering; however, there may be a delay between the expiration date of the Rights Offering and the date and time that the shares are issued and delivered to you or your nominee, as applicable. We will issue the shares in book entry form to each subscriber; we will not issue any stock certificates. If you are the holder of record of our common stock, you will receive a statement of ownership from our transfer agent, Computershare Trust Company, N.A., reflecting the shares of common stock that you have purchased in the Rights Offering. If your shares of common stock are held in the name of a nominee, your new shares of common stock will be issued to the same account. You may request a statement of ownership from the nominee following the completion of the Rights Offering.

        You will be able to resell the shares you purchased in this Rights Offering once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company).

No Recommendation to Holders of Rights

        Neither our Board of Directors nor our management has made any recommendations regarding the exercise of your Rights. Stockholders who exercise Rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and, therefore, we cannot assure you that the market price for our common stock before, during or after this Rights Offering will be above the Subscription Price, or that anyone purchasing shares at the Subscription Price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the Rights Offering. See the section in this prospectus under the caption "Risk Factors."

Interests of our Directors, Officers, and Principal Stockholders

        All holders of our common stock as of the Record Date for the Rights Offering will receive, at no charge, the non-transferable Rights to purchase shares of our common stock described in this prospectus. To the extent that our directors and officers hold shares of our common stock as of the Record Date, they will receive the Rights and, while they are under no obligation to do so, will be entitled to participate in the Rights Offering.

        Pursuant to the Backstop Agreement, Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). Wynnefield is our largest stockholder and owns approximately 19.2% of our common stock. Mr. Obus is the President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, and Messrs. Brown and Obus were both appointed to the Board pursuant to the Election and Nomination Agreement entered into between the Company and Wynnefield in 2016. Mr. Obus has abstained from all votes related to, this Rights Offering or the Backstop Agreement and the transactions contemplated thereby.

        Other than as described, our officers, directors and principal stockholders have no interests in the Rights Offering, and we have not otherwise received any indication from any of our other directors, officers or other stockholders as to whether they plan to subscribe for shares of our common stock in the Rights Offering.

Backstop Commitment

        We have entered into the Backstop Agreement with Wynnefield, our largest stockholder, to ensure we will receive $7.0 million in gross proceeds from this Rights Offering; provided, that the gross proceeds from the Rights Offering and backstop commitment will not exceed the amount of $7.0 million in the aggregate. For additional information regarding the backstop commitment, see the section in this prospectus under the caption "The Backstop Agreement and Registration Rights." Wynnefield has no obligation to consummate the transactions contemplated by the Backstop Agreement unless and until the Company has satisfied the Refinancing Condition.

U.S. Federal Income Tax Treatment of Rights Distribution

        For U.S. federal income tax purposes, we believe you generally should not recognize income or loss in connection with the receipt or exercise of Rights, but certain aspects of that determination are not certain. This position is not binding on the IRS or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our common stock. See the section in this prospectus under the caption "Certain Material U.S. Federal Income Tax Consequences."

Non-U.S. Stockholders

        We will not mail this prospectus or subscription rights certificates to stockholders with addresses that are outside the United States. The subscription agent will hold these subscription rights certificates for their account. To exercise Rights, our foreign stockholders must notify the subscription agent prior to [        ]:[        ][        ] [a./p.]m., at least five (5) business days before the expiration of the Rights Offering, and demonstrate to the satisfaction of the Company that the exercise of such Rights does not violate the laws of the jurisdiction of such stockholder. The Rights Offering will not be made in any jurisdiction where it would be unlawful to do so. If instructions have not been received by 5:00 p.m.,

New York City time, on [                    ] [    ], 20[    ], five (5) business days prior to the Expiration Date (or, if the subscription period is extended, on or before the fifth business day prior to the extended Expiration Date), the Rights will not be exercisable by such foreign holders, and any proceeds received by such foreign holders related to such Rights will be refunded to such foreign holders, without interest.

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. In resolving all such questions, we will review the relevant facts, if necessary, and consult with our legal advisors, and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights, and even if the Rights Offering is extended. We will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the Rights Offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the Rights Offering will be final and binding.

Guaranteed Delivery Procedures

        If you do not have adequate time to deliver the rights certificate evidencing your Rights to the subscription agent prior to the expiration of the Rights Offering, you may still participate in the Rights Offering if you follow the guaranteed delivery procedures set forth below prior to the expiration of the Rights Offering:

  •
  deliver your subscription payment to the subscription agent covering all Rights that you are exercising, in accordance with the procedures set forth above;

  •
  deliver your "Notice of Guaranteed Delivery" to the subscription agent; and

  •
  within two (2) business days following the date you submitted your Notice of Guaranteed Delivery, deliver to the subscription agent the complete and properly signed subscription rights certificate (together with your beneficial owner election form, if applicable), including any signature guarantees if necessary.

        All notices of guaranteed delivery must include a signature guarantee from an eligible guarantor institution.

        The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth in this Prospectus, or via email to canoticeofguarantee@computershare.com. This email address can only be used for delivery of the notice of guarantee and any other inquires, Rights Offering submissions outside of the notice of guarantee or emails sent to this mailbox will not be accepted or included in the Rights Offering.

        If you have any questions or comments regarding completion or delivery of the notice of guaranteed delivery, please contact the information agent.

Regulatory Limitations; No Offer Made to California Residents; No Unlawful Subscriptions

        We will not be required to issue to you shares of our common stock pursuant to the Rights Offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Rights Offering expires, you have not obtained such clearance or approval.

        The distribution of the Rights and the offer and sale of the shares of common stock issuable upon exercise of the Rights is not registered or otherwise qualified in California. Accordingly, the Rights Offering is not available to residents of California.

        We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. We are not soliciting, selling or accepting any offers to participate in our Rights Offering in any jurisdictions where such actions are prohibited. No offers to purchase any shares of our common stock are made to Rights holders who are residents of such jurisdictions, and we will not sell or accept offers for the purchase of our common stock from such Rights holders.

 THE BACKSTOP AGREEMENT AND REGISTRATION RIGHTS

Backstop Agreement

        We have entered into a Backstop Agreement with Wynnefield, pursuant to which Wynnefield has agreed to exercise in full the basic subscription Rights and Over-Subscription Privilege issued to it and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege). Wynnefield is our largest stockholder and owns approximately 19.2% of our common stock.

        The offer and sale of the shares issuable to Wynnefield pursuant to the Backstop Agreement is not covered by the registration statement of which this prospectus forms a part; the shares are being offered in a private placement exempt from the registration requirements of the Securities Act. These privately offered shares are included in the aggregate of the [                    ] shares of common stock offered in the Rights Offering. Nothing herein shall be construed as any offer or solicitation for the sale or purchase of any of the shares of common stock that we issue to Wynnefield in connection with the Backstop Agreement. In accordance with the terms of the Backstop Agreement the Subscription Price is based on a [        ]% discount the 25-trading-day volume weighted average price for the period immediately preceding the initiation of the Rights Offering.

        We will issue [                    ] shares of common stock in the Rights Offering, as a result of which we will have an aggregate of approximately [            ] shares of common stock issued and outstanding following the Rights Offering. If each of our stockholders as of the Record Date purchases the full number of shares to which each such holder is entitled, Wynnefield would beneficially own approximate [          ]% of our combined issued and outstanding common stock. If none of our stockholders as of the Record Date purchases shares in the Rights Offering, then Wynnefield will purchase, pursuant to the Backstop Agreement, all shares issued in the Rights Offering and would own [        ]% of our issued and outstanding common stock.

        In view of the large percentage of our common stock currently owned by Wynnefield, together with the additional common stock that may be acquired by Wynnefield pursuant to the backstop commitment, we expect that Wynnefield will continue to have the ability to exert significant influence over our management and policies. In addition, Mr. Obus is the President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, and Messrs. Brown and Obus were both appointed to the Board pursuant to the Election and Nomination Agreement entered into between the Company and Wynnefield in 2016. Mr. Obus has abstained from all votes related to, this Rights Offering or the Backstop Agreement and the transactions contemplated thereby.

        The closing of the transactions contemplated by the Backstop Agreement is subject, in each case, to the satisfaction or waiver of customary conditions, such as (i) this registration statement shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto; (ii) completion of the Rights Offering shall have been conducted in all material respects in accordance with the Backstop Agreement; (iii) receipt of all applicable regulatory approvals; (iv) the absence of a material adverse effect on the Company or on the ability of Wynnefield to perform its obligations under the Backstop Agreement; and (v) satisfaction of the Refinancing Condition. The Backstop Agreement allows for the Company to issue securities in connection with the Refinancing of its existing credit facilities if required, or the conversion or exercise of its outstanding derivative securities.

        The Backstop Agreement, including Wynnefield's obligations to fund the backstop commitment, will automatically terminate upon the receipt by the Company of gross cash proceeds from the Rights

Offering (including the Over-Subscription Privilege) from participating common stockholders (including Wynnefield pursuant to its exercise of its Rights and Over-Subscription Privilege) in an aggregate amount of $7.0 million. Wynnefield may terminate the Backstop Agreement at any time prior to the Closing Date, by written notice to the Company, (i) if there is a material adverse effect on the Company and its subsidiaries taken as a whole, (ii) if the consummation of the Rights Offering is prohibited by applicable law, rules or regulations, (iii) if the Company materially breaches its obligations under the Backstop Agreement and/or any ancillary agreement and such breach is not cured within five (5) business days following written notice to the Company, or (iv) failure of the conditions to closing set forth in the Backstop Agreement. The Company may terminate the Backstop Agreement (i) in the event the Board, in its reasonable judgment, determines that it is not in the best interests of the Company and its stockholders to proceed with the Rights Offering, (ii) if consummation of the Rights Offering is prohibited by applicable law, rules or regulations, or (iii) if Wynnefield materially breaches its obligations under the Backstop Agreement and such breach is not cured within five (5) business days following written notice to Wynnefield of such breach. Either party may terminate the Backstop Agreement if the transactions contemplated thereby are not consummated within 120 days of the date of such Agreement through no fault of the terminating party. In addition, the Backstop Agreement shall terminate upon the parties' mutual written consent.

        The Company has agreed to indemnify Wynnefield and its affiliates and each of their respective stockholders, affiliates, officers, directors, partners, employees, agents, representatives advisors, attorneys and accountants for each such entity for losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to the Backstop Agreement and any ancillary agreements (including, without limitation, the Registration Rights Agreement (as defined below)), the Rights Offering and the related registration statement and prospectus, the use of proceeds thereunder or any related transaction, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such persons or entity is a party thereto, other than losses arising out of or related to the bad faith, willful misconduct or gross negligence of such person or entity. Wynnefield has agreed to indemnify the Company and its affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of statements or omissions in the registration statement or prospectus for the Rights Offering (or any amendment or supplement thereto) made in reliance on or in conformity with written information relating to Wynnefield furnished to the Company by or on behalf of Wynnefield expressly for use therein, other than losses arising out of or related to the bad faith, willful misconduct or gross negligence of the Company.

        While we have entered into the Backstop Agreement with Wynnefield, if the conditions under the Backstop Agreement are not satisfied, and we are therefore unable to consummate the transactions contemplated by the Backstop Agreement, we will not consummate this Rights Offering.

Registration Rights

        The offer and sale of shares of our common stock to Wynnefield pursuant to the Backstop Agreement will be effectuated in a transaction exempt from the registration requirements of the Securities Act and will not be registered pursuant to the registration statement of which this prospectus forms a part. As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering.

        We may not be obligated to file or maintain the effectiveness of a registration statement covering such shares if our Board of Directors reasonably determines that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company's best interests, or that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.

        We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the Rights acquired through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the Rights.

        This summary deals only with Rights acquired through the Rights Offering, shares of our common stock acquired upon exercise of Rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights or shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights or shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the "Code", the United States Treasury regulations promulgated thereunder, or the "U.S. Treasury Regulations", rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of the Rights acquired through the Rights Offering by persons holding shares of our common stock, the exercise (or expiration) of the Rights, or the acquisition, ownership and disposition of shares of our common stock that are different from those discussed below.

        As used herein, a "U.S. Holder" means a beneficial owner of the Rights or shares of our common stock, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the U.S. Treasury Regulations in effect to be treated as a United States person. A "Non-U.S. Holder" is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the holder of our Rights or common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.

        HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, AND FOREIGN, STATE AND LOCAL LAWS OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF THE RIGHTS.

Tax Consequences to U.S. Holders

Taxation of the Rights

Receipt of the Rights

        Although the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering or the distribution of the Rights, we do not believe your receipt of the Rights pursuant to the Rights Offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include "disproportionate distributions." A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation's assets or earnings and profits.

        Our position regarding the tax-free treatment of the Rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a "disproportionate distribution" or otherwise, the fair market value of the Rights would be taxable to holders of our common stock as a dividend to the extent of the holder's pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

        The following discussion is based upon the treatment of the Rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.

Tax Basis in the Rights

        If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the Rights are distributed) on the date you receive the Rights, the Rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the Rights in proportion to the relative fair market values of the existing shares of common stock and the Rights, determined on the date of receipt of the Rights. If you choose to allocate basis between your existing common stock and the Rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the Rights. Such an election is irrevocable.

        However, if the fair market value of the Rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the Rights, then you must allocate your basis in your existing shares of common stock between those shares and the Rights you receive in proportion to their fair market values determined on the date you receive the Rights.

        The fair market value of the Rights on the date that the Rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the Rights on that date. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including any difference between the Subscription Price of the Rights and the trading price of our shares of common stock on the date that the Rights are distributed, the length of the period during which the Rights may be exercised and the fact that the Rights are non-transferable. Holders of shares of our common stock should consult with their own tax advisors regarding their tax basis in shares of our common stock and Rights received.

Exercise of Rights

        Generally, you will not recognize gain or loss upon the exercise of a Right acquired in this offering. Your initial tax basis in common stock acquired pursuant to the exercise of a Right will equal the Subscription Price you pay, plus the tax basis, if any, in the subscription right you exercised, determined as described in "Tax Basis in the Rights" above. The holding period of shares of common stock acquired upon exercise of a Right in the Rights Offering will begin on the date of exercise.

        If you exercise a Right received in the Rights Offering after disposing of the shares of our common stock with respect to which such Right is received, then certain aspects of the tax treatment of the exercise of the Right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the Right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the Right. If you exercise a Right received in the Rights Offering after disposing of shares of our common stock with respect to which the Right is received, you should consult with your own tax advisor.

Expiration of Rights

        If you allow the Rights received in the Rights Offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the Rights that have expired to the existing common stock. If the subscription Rights expire without exercise after a holder has disposed of its existing common stock and tax basis had previously been allocated to the Rights, such holder should consult its tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription Rights.

Taxation of Common Stock Distributions

        We do not expect to pay distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of your tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied.

Dispositions

        If you sell or otherwise dispose of shares of common stock acquired upon exercise of the Rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of shares of our common stock acquired through the exercise of the Rights. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or "TIN", (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Tax Consequences to Non-U.S. Holders

Taxation of the Rights

Receipt, Exercise and Expiration of the Rights

        The discussion below assumes that the receipt of Rights will be treated as a non-taxable distribution. See "Tax Consequences to U.S. Holders—Taxation of the Rights—Receipt of the Rights" above.

Taxation of Common Stock

Distributions

        We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividend distribution made to a Non-U.S. Holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

        Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Dispositions

        Subject to the discussions below under "—Backup Withholding and Information Reporting" and "—Additional Withholding Requirements under FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

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  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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  the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

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  our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation ("USRPHC") for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

        A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

        A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

        Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock is or continues to be "regularly traded on an established securities market" (within the meaning of the U.S. Treasury Regulations), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder's holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be treated as disposing of a U.S. real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

        Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

        Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

        Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

        Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder ("FATCA"), impose a 30% withholding tax on any dividends paid on our common stock if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Current provisions of the Code and U.S. Treasury Regulations that govern FATCA treat gross proceeds from the sale or other disposition of instruments that can produce U.S.-source dividends (such as our common stock) as subject to FATCA withholding where such sale or other disposition occurs after December 31, 2018. However, under proposed U.S. Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

        THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

DESCRIPTION OF COMMON STOCK

        The following is a summary of the terms of our common stock. The rights of the holders of our common stock are defined by our Certificate of Incorporation, our By-Laws and the Delaware General Corporation Law. You should refer to those documents for more complete information regarding our common stock.

Common Stock

        Holders of common stock are entitled to one vote per share on all matters upon which our stockholders are entitled to vote, including the election of directors. We are not authorized to issue any nonvoting common stock. In the election of directors, holders of our common stock do not have cumulative voting rights. The holders of our common stock have no preemptive right to purchase any of our securities or any securities that are convertible into or exchangeable for any of our securities. Our common stock is not subject to any provisions relating to redemption. Our common stock is not by its terms subject to any restrictions on alienation. Our common stock has no conversion rights and is not subject to further calls or assessments by us. All outstanding shares of our common stock are fully paid and nonassessable.

        Holders of our common stock have equal rights to receive dividends as and when they may be declared by our Board of Directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or other voluntary or involuntary winding up, holders of our common stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities. We currently have no class of preferred stock authorized or outstanding. To increase the authorized number of shares of our common stock outstanding or create a class of preferred stock, the affirmative vote of the holders of at least a majority of our common stock outstanding would be required.

Amendment of Our Certificate of Incorporation and By-Laws

        Pursuant to our Certificate of Incorporation, we may amend the Certificate of Incorporation without stockholder approval when permitted under the Delaware General Corporation Law. Generally, under the Delaware General Corporation Law, the affirmative vote of the holders of at least a majority of our common stock outstanding would be required to amend our Certificate of Incorporation, subject to certain limited exceptions. With limited exceptions, our By-Laws may be amended by our Board of Directors by a majority vote of the directors then in office. Our stockholders may also amend the By-Laws by the vote of the holders of at least a majority of our common stock outstanding.

Voting at Stockholder Meetings

        Our By-Laws provide that elections of nominees to our Board of Directors will be determined by a plurality of the votes cast at the meeting at which a quorum is present and, except as otherwise provided by law, our Certificate of Incorporation or our By-Laws, all other actions will be determined by the holders of a majority of the votes cast at the meeting.

Registration Rights

        As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering. We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. We may not be obligated to file or maintain the effectiveness of a registration statement covering such shares if our Board of Directors reasonably determines that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company's best interests, or that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and By-Laws

        Delaware law, our Certificate of Incorporation and our By-Laws contain provisions that might have an anti-takeover effect. These provisions, which are summarized below, may have the effect of delaying, deterring or preventing a change in our control. They could also impede a transaction in which our stockholders might receive a premium over the then-current market price of our common stock and our stockholders' ability to approve transactions that they consider to be in their best interests.

Business Combinations

        We have elected in our Certificate of Incorporation to be governed by the provisions of Section 203 of the Delaware General Corporation Law, also known as the Delaware Merger Moratorium Statute. In general, Section 203, subject to specific exceptions, prohibits a publicly-held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

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  prior to that date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by directors, officers and specific employee stock plans; or

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  on or after that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the Delaware General Corporation Law defines "business combination" to include, among other things:

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  any merger or consolidation involving the corporation and the "interested stockholder";

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  any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the "interested stockholder" of 10% or more of the assets of the corporation;

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  subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the "interested stockholder";

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  any transaction involving the corporation that has the effect of increasing the proportionate share of the corporation's stock of any class or series beneficially owned by the "interested stockholder"; and

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  the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management or may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. We believe that the benefits of increased protection of our ability to negotiate with an unsolicited acquirer outweigh the disadvantages of discouraging such proposals because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Authorized but Unissued Shares

        The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Meetings

        Our By-Laws provide that our stockholders may call a special meeting of stockholders only upon the request of at least 25% of the holders of our issued and outstanding common stock entitled to vote. This provision could delay a stockholder vote on certain matters, such as a business combination or removal of directors, and could have the effect of deterring a change in our control. Our stockholders may take any action required or permitted to be taken at any special meeting of stockholders by written consent without a stockholder meeting.

Requirements for Advance Notice of Stockholder Proposals and Nominations at Meetings

        Our By-Laws contain advance notice requirements that our stockholders must meet before submitting proposals or director nominations to be considered at stockholder meetings. As more fully described in our By-Laws, only such business may be conducted at a stockholder meeting as has been brought before the meeting by, or at the direction of, our Board of Directors or by a stockholder who has given our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. In addition, only persons who are nominated by, or at the direction of, our Board of Directors or who are nominated by a stockholder who has given timely written notice, in proper form, to our Secretary prior to a meeting at which directors are to be elected will be eligible for election to our Board of Directors. To be timely, a stockholder's notice regarding a proposal or director nomination to be brought before an annual meeting must generally be delivered to our Secretary not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. If we call a special meeting of stockholders for the purpose of director elections, or if the date of our annual meeting is advanced by, or delayed by, more than 30 days from the date of the preceding year's annual meeting, a stockholder's notice of director nominations will be considered timely if the stockholder delivers the notice to our Secretary not later than the close of business on the later of the 90th day prior to the special meeting and the tenth day following the day on which the notice is first given to the stockholder of the date of the special meeting and of the nominees proposed by our Board of Directors, and not earlier than the close of business on the 120th day prior to the meeting. Our By-Laws also specify requirements as to the content of a stockholder's notice. In some instances, these provisions may preclude our stockholders from bringing proposals or making nominations for directors at our stockholder meetings.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

        Our common stock is currently quoted on the OTCQX under the ticker symbol "WLMS."

 PLAN OF DISTRIBUTION

        As soon as practicable after the Record Date for the Rights Offering, we will distribute the Rights and subscription rights certificates to holders who owned shares of our common stock at [    ]:[    ] [a./p.]m., New York City time, on the Record Date. If you are a record holder of our shares and wish to exercise your Rights and purchase shares of our common stock, you should complete the subscription rights certificate and return it with payment (other than wire transfers) for the shares to the subscription agent at the following address:

By registered first class mail:	By express mail, courier or other expedited service:
Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: GEG P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: GEG 150 Royall Street, Suite V Canton, MA 02021

        If you hold your shares through a nominee, such nominee is the record holder of the shares you own and must exercise the Rights on your behalf of the shares of our common stock you wish to purchase. You must coordinate with your nominee regarding delivery of your election form, or such other form as may be required, notice of guaranteed delivery (if applicable) and subscription payment.

        For more information regarding exercising your Rights, see the section in this prospectus under the caption "Description of the Rights Offering—Exercise of Rights."

        For assistance you may contact the Information Agent, Georgeson LLC, at (888) 666-2580.

        Some of our officers and directors may solicit responses from you as a holder of Rights. We will not pay our officers and directors any commissions or compensation for such services, other than their normal employment or director compensation.

        In connection with our Rights Offering, we have agreed to pay our subscription agent and information agent their customary fees, plus certain expenses. We have also agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. Our officers and directors may solicit responses from the holders of Rights in connection with this Rights Offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

        No brokers, dealers or underwriters are acting on our behalf in connection with the solicitation or exercise of Rights. We are not paying any commissions, underwriting fees or discounts in connection with the Rights Offering or the shares that we will issue upon exercise of the Rights held by our stockholders. We are not aware of any third-party agreements in such regard.

        The common stock to be issued in the Rights Offering, like our existing shares of common stock, will be quoted on the OTCQX under the symbol "WLMS" and will not be listed on a national securities exchange. The Rights will not be quoted on the OTCQX or quoted or listed on any other stock exchange or market.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

        The Board has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading "Governance—Governance Documents" of the Investor Relations section of our website at http://www.wisgrp.com. For purposes of this policy, the terms "related person" and "transaction" are as defined in Item 404(a) of Regulation S-K. The policy provides that each director, director nominee and executive officer shall promptly notify the Company's general counsel of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee of the Board (the "Audit Committee") for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors' and officers' questionnaire. The policy itself is periodically reviewed and was last reviewed in November 2017.

Wynnefield Capital

        In September 2019, we entered into a non-binding term sheet (the "Term Sheet") with Wynnefield, our largest stockholder, which owns approximately 19.2% of our common stock; in addition, Nelson Obus, President of Wynnefield Capital, Inc. and the managing member of Wynnefield Capital Management, LLC, serves on our Board. The Term Sheet provided that Wynnefield would exercise in full the basic subscription Rights and Over-Subscription Privilege to be issued to it in the proposed Rights Offering and, additionally, upon expiration of the Rights Offering, to purchase from us, at a price per share equal to the Subscription Price, that number of the shares of common stock equal to (x) $7.0 million, less the aggregate dollar amount of the shares subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), divided by (y) the Subscription Price, to the extent that such shares are not subscribed for pursuant to the exercise of Rights (including the Over-Subscription Privilege), subject to customary terms and conditions and execution of a definitive agreement. On November 14, 2019, we entered into the definitive Backstop Agreement with Wynnefield. The issuance of shares (if any) pursuant to the Backstop Agreement is expected to close within approximately four business days of the closing of the Rights Offering. As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering. Wynnefield will not receive any fees for acting as backstop for the Rights Offering; however, we have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights. See the section in this prospectus under the caption "The Backstop Agreement and Registration Rights."

        While not a party to the Initial Centre Lane Facility, entered into in June 2017, entities associated with Wynnefield Capital, Inc. at the request of the lenders under the debt agreement, funded $6.0 million of the total amounts borrowed by the Company under such debt agreement. Such debt agreement was refinanced and replaced in September 2018. The entities associated with Wynnefield Capital, Inc. were fully repaid in connection with the refinancing and did not participate in the funding under the refinanced agreement. Please refer to the discussion in "Item 7. Management's Discussion and Analysis—Our Credit Facilities" and "Note 10—Debt" to the consolidated financial statements included in the 2018 10-K for additional information.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Thompson Hine LLP, New York, New York.

EXPERTS

        Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2018, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated statements have been so incorporated in reliance upon the report of such firm (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 606) given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under "Incorporation of Certain Documents by Reference."

        The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of that website is www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. We maintain a website at www.wisgrp.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. We are incorporating by reference the documents listed below:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

  •
  The description of our shares of common stock contained in our Form 8-A filed on July 8, 2014;

  •
  Our Current Reports on Form 8-K, filed on March 21, 2019, March 28, 2019, June 11, 2019, June 26, 2019, August 14, 2019, and September 30, 2019; and

  •
  Our Definitive Proxy Statement on Schedule 14A, filed on April 25, 2019.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the effective date of this registration statement, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus, shall be deemed to be incorporated herein by reference and are a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are "furnished" (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information "furnished" to the SEC) rather than filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

        The documents incorporated by reference into this prospectus are also available on our corporate website at https://www.wisgrp.com/ under the heading "Investors." Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Williams Industrial Services Group Inc.
100 Crescent Centre Parkway, Suite 1240
Tucker, Georgia 30084
(770) 879-4400
Attention: Corporate Secretary

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement is contained in this prospectus or modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.

Williams Industrial Services Group Inc.

Non-transferable Subscription Rights to Purchase Shares of
Common Stock

[            ] Shares of Common Stock at $[            ] per Share

PROSPECTUS

                                                             , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the common stock being registered. All of these expenses will be paid by us. All amounts except for the SEC registration fee are estimated.

SEC registration fee	$908
Accounting fees and expenses	*
Legal fees and expenses	*
Subscription agent fees and expenses	*
Printing expenses	*
Information agent fees and expenses	*
Miscellaneous fees and expenses	*

Total	$*

*
To be filed by amendment.

Item 14.    Indemnification of Officers and Directors.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL), Article Eight of the Company's Certificate of Incorporation provides that the Company's directors will be protected from personal liability, through indemnification or otherwise, to the fullest extent possible under the DGCL. This includes not being personally liable to the Company or its stockholders for monetary damages resulting from a breach of fiduciary duty, to the fullest extent permitted by the DGCL. Under the DGCL, corporations may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability: (i) for any breach of the duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (providing for director liability for unlawful payments of dividends or unlawful stock repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve the Company's directors from complying with federal or state securities laws.

        Section 145 of the DGCL grants each Delaware corporation the power to indemnify its directors and officers against liability for certain of their acts. Article Eight of the Certificate of Incorporation provides, to the fullest extent permitted by law, for mandatory indemnification of the Company's directors, officers, employees and agents, except as may otherwise be provided in the By-Laws, and for advancement of expenses incurred by such directors, officers, employees and agents in relation to any action, suit or proceeding.

        Article IV of the Company's By-Laws provides that the Company (i) will, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company and (ii) except as otherwise required by the By-Laws, may, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Further, the Company will, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; however, the Company will not indemnify such persons for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems appropriate. To the extent that a person who is or was a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding as discussed above, or in defense of any such claim, issue or matter, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Any indemnification pursuant to the By-Laws, as discussed above (unless ordered by a court), shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made: (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders.

        The By-Laws also provide that the Company may pay expenses incurred by any person who may have a right of indemnification under the By-Laws in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it is ultimately determined that he or she is entitled to be indemnified by the Company pursuant to the By-Laws.

        In accordance with the DGCL, the By-Laws provide that the indemnification rights provided by the By-Laws are not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        The Company's employment agreements with its executive officers generally provide for indemnification of the executive officers in accordance with the By-Laws. The Company also carries directors' and officers' liability insurance to insure its directors and officers against liability for certain errors and omissions and to defray costs of a suit or proceeding against an officer or director.

Item. 15.    Recent Sales of Unregistered Securities.

        The offer and sale of shares of our common stock to Wynnefield pursuant to the Backstop Agreement will be effectuated in a transaction exempt from the registration requirements of the Securities Act, and will not be registered pursuant to this registration statement. As a condition to consummation of the backstop commitment, we will enter into a Registration Rights Agreement with Wynnefield, pursuant to which Wynnefield may request that we register for resale the shares of common stock acquired pursuant to the Backstop Agreement, as well as shares of our common stock purchased by Wynnefield and its affiliates upon exercise of their Rights. Wynnefield may exercise its registration rights at any time after the expiration date and consummation of the Rights Offering. We have agreed to reimburse Wynnefield for all reasonable out-of-pocket costs and expenses it incurs in connection with the Rights Offering (regardless of whether the transactions contemplated by the Backstop Agreement are consummated) and exercise (if any) of registration rights.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Form 10 (Commission File No. 001-16501) filed with the Commission on April 30, 2010 and incorporated herein by reference).
3.2
Certificate of Amendment, dated June 30, 2010, to the Second Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.2 to our Amendment No. 2 to Form 10 filed with the Commission on July 20, 2010 and incorporated herein by reference).
3.3
Second Certificate of Amendment, dated June 27, 2018, to the Second Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Form 8-K filed with the Commission on June 29, 2018 and incorporated herein by reference).
3.4	Fourth Amended and Restated By-Laws of the Company (filed as Exhibit 3.2 to our Form 8-K filed with the Commission on June 29, 2018 and incorporated herein by reference).
4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Form 8-K filed with the Commission on June 29, 2018 and incorporated herein by reference).
4.2	Form of Subscription Agent Agreement.**
4.3	Form of Rights Certificate.**
5.1	Legal Opinion of Thompson Hine LLP.**
10.1	Amended and Restated Incentive Compensation Plan (filed as Exhibit 10.1 to our Form 10-Q filed with the Commission on May 16, 2011 and incorporated herein by reference).*
10.2	2011 Equity Incentive Plan (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on May 24, 2011 and incorporated herein by reference).*
10.3
Election and Nomination Agreement, dated as of June 1, 2016 and effective May 25, 2016, by and among (i) Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. and (ii) the Company (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on June 1, 2016 and incorporated herein by reference).
10.4	Form of Restricted Shares Award Agreement (filed as Exhibit 10.1 to our Form 10-Q filed with the Commission on November 9, 2012 and incorporated herein by reference).*
10.5	Form of Restricted Share Unit Agreement (filed as Exhibit 10.27 to our Form 10-K filed with the Commission on March 14, 2012 and incorporated herein by reference).
10.6	Amendment to Attachment A of the Form of Restricted Shares Unit Agreement (filed as Exhibit 10.5 to our Form 10-Q/A filed with the Commission on August 20, 2012 and incorporated herein by reference).*
10.7	Short-Term Incentive Plan (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on February 26, 2013 and incorporated herein by reference).*
10.8	Form of Restricted Share Unit Agreement (filed as Exhibit 10.30 to our Form 10-K filed with the Commission on March 7, 2013 and incorporated herein by reference).*

Exhibit	Description
10.9	Form of Nonqualified Stock Option Agreement, dated as of March 23, 2015, by and between Terence Cryan and the Company (filed as Exhibit 10.3 to our Form 8-K filed with the Commission on March 23, 2015 and incorporated herein by reference).*
10.10	Form of Restricted Share Unit Agreement (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on April 6, 2015 and incorporated herein by reference).*
10.11
Employment Agreement, dated as of June 26, 2015, by and between Terence J. Cryan and the Company (filed as Exhibit 10.2 to our Form 8-K filed with the Commission on July 2, 2015 and incorporated herein by reference).*
10.12
Separation Agreement, dated as of September 24, 2015, by and between the Company and Raymond K. Guba (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on September 25, 2015 and incorporated herein by reference).*
10.13	Executive Severance Plan, as Amended and Restated on August 19, 2015 (filed as Exhibit 10.2 to our Form 8-K filed with the Commission on September 25, 2015 and incorporated herein by reference).*
10.14
Stock Purchase Agreement, dated January 13, 2017, by and between the Company, as Seller, and Chart Lifecycle, Inc., as Buyer, relating to the sale of Hetsco Holdings, Inc., which is the sole stockholder of Hetsco, Inc. (filed as Exhibit 10.63 to our Form 10-K filed with the Commission on March 15, 2017 and incorporated herein by reference).
10.15
Securities Purchase Agreement, dated October 11, 2017, by and between the Company, Braden Holdings, LLC and GPEG C.V., as Sellers, and Innova Global Europe B.V., Innova Global Inc., Innova Global Operating Ltd. and 1938247 Alberta Ltd., as Buyers (filed as Exhibit 10.2 to our Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on December 19, 2017 and incorporated herein by reference).
10.16
Retirement and Consulting Agreement, dated March 15, 2017, by and between the Company and Timothy M. Howsman (filed as Exhibit 10.64 to our Form 10-K filed with the Commission on March 15, 2017 and incorporated herein by reference).*
10.17	Form of Time-Based Restricted Share Unit Agreement (filed as Exhibit 10.65 to our Form 10-K filed with the Commission on March 15, 2017 and incorporated herein by reference).*
10.18	Form of Performance-Based Restricted Share Unit Agreement. (filed as Exhibit 10.66 to our Form 10-K filed with the Commission on March 15, 2017 and incorporated herein by reference).*
10.19
Form of Time-Based Restricted Share Unit Agreement (dated April 17, 2017) (filed as Exhibit 10.1 to our Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on December 19, 2017 and incorporated herein by reference).*
10.20
Form of Performance-Based Restricted Share Unit Agreement (dated April 17, 2017) (filed as Exhibit 10.2 to our Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on December 19, 2017 and incorporated herein by reference).*
10.21
Form of Cash-Based Award Agreement (dated April 17, 2017) (filed as Exhibit 10.3 to our Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on December 19, 2017 and incorporated herein by reference).*

Exhibit	Description
10.22	Retention Incentives Agreement, dated as of March 19, 2016, by and between Timothy M. Howsman and the Company (filed as Exhibit 10.67 to our Form 10-K filed with the Commission on March 15, 2017 and incorporated herein by reference).*
10.23	Mark Jolly Offer Letter, dated November 8, 2016 (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on March 16, 2017 and incorporated herein by reference).*
10.24
Senior Secured Credit Agreement, dated as of June 16, 2017, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.51 to our Form 10-K filed with the Commission on September 12, 2017 and incorporated herein by reference).
10.25
First Amendment to Senior Secured Credit Agreement, dated as of August 17, 2017, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.52 to our Form 10-K filed with the Commission on September 12, 2017 and incorporated herein by reference).
10.26
Limited Waiver and Second Amendment to Senior Secured Credit Agreement, dated as of October 11, 2017, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to our Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on December 19, 2017 and incorporated herein by reference).
10.27
Second Limited Waiver and Third Amendment to Senior Secured Credit Agreement, dated as of January 9, 2018, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to our Form 10-Q filed with the Commission on January 31, 2018 and incorporated herein by reference).
10.28
Third Limited Waiver to Senior Secured Credit Agreement, dated as of March 30, 2018, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.58 to our Form 10-K filed with the Commission on April 16, 2018 and incorporated herein by reference).
10.29
Fourth Amendment to Senior Secured Credit Agreement, dated as of April 13, 2018, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.59 to our Form 10-K filed with the Commission on April 16, 2018 and incorporated herein by reference).
10.30
Consent and Fifth Amendment to Senior Secured Credit Agreement, dated as of July 11, 2018, by and among the Company, as Borrower, the Lenders party thereto, and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.2 to our Form 10-Q filed with the Commission on August 14, 2018 and incorporated herein by reference).
10.31
Senior Secured Credit Agreement, dated as of September 18, 2018, by and among the Company, as Borrower, the lenders party thereto and Centre Lane Partners Master Credit Fund II, L.P., as Administrative Agent and Collateral Agent (filed as Exhibit 10.3 to our Form 10-Q filed with the Commission on November 14, 2018 and incorporated herein by reference).

Exhibit	Description
10.32	Credit and Security Agreement, dated as of October 11, 2018, by and among the Company and the other borrowers from time to time party thereto, as Borrowers, MidCap Financial Trust, as Agent and as a Lender, and the additional lenders from time to time party thereto (filed as Exhibit 10.4 to our Form 10-Q filed with the Commission on November 14, 2018 and incorporated herein by reference).
10.33
Separation Agreement, dated as of July 26, 2017, by and between Terence J. Cryan and the Company (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on July 27, 2017 and incorporated herein by reference).*
10.34
Separation Agreement, dated as of August 1, 2017, by and between Mark Jolly and the Company (filed as Exhibit 10.54 to our Form 10-K filed with the Commission on September 12, 2017 and incorporated herein by reference).*
10.35
Employment Agreement, dated September 11, 2017, by and between Craig E. Holmes and the Company (filed as Exhibit 10.56 to our Form 10-K filed with the Commission on September 12, 2017 and incorporated herein by reference).*
10.36
Employment Agreement, dated September 11, 2017, by and between Erin Gonzalez and the Company (filed as Exhibit 10.57 to our Form 10-K filed with the Commission on September 12, 2017 and incorporated herein by reference).*
10.37
Separation Agreement, dated April 13, 2018, by and between Craig E. Holmes and the Company (filed as Exhibit 10.65 to our Form 10-K filed with the Commission on April 16, 2018 and incorporated herein by reference).*
10.38
Separation Agreement, dated May 29, 2018, by and between the Company and Erin Gonzalez (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on June 4, 2018 and incorporated herein by reference).*
10.39
Employment Agreement, dated June 20, 2018, by and between the Company and Tracy D. Pagliara (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on June 26, 2018 and incorporated herein by reference).*
10.40
Employment Agreement, dated July 31, 2018, by and between the Company and Timothy M. Howsman (filed as Exhibit 10.6 to our Form 10-Q filed with the Commission on August 14, 2018 and incorporated herein by reference).*
10.41	Form of Restricted Shares Award Agreement (dated January 22, 2019) (filed as Exhibit 10.42 to our Form 10-K filed the Commission on April 1, 2019 and incorporated herein by reference).*
10.42	2015 Equity Incentive Plan (as amended and restated as of June 10, 2019) (filed as Exhibit 10.1 to our Form 8-K filed with the Commission on June 11, 2019 and incorporated herein by reference).*
10.43	Form of Time-Based Restricted Share Unit Agreement (filed as Exhibit 10.2 to our Form 10-Q filed with the Commission on August 14, 2019 and incorporated herein by reference).*
10.44	Form of Cash-Based Performance-Based Award Agreement (filed as Exhibit 10.3 to our Form 10-Q filed with the Commission on August 14, 2019 and incorporated herein by reference).*
10.45
Separation Agreement, dated June 24, 2019, between the Company and Timothy M. Howsman (filed as Exhibit 10.4 to our Form 10-Q filed with the Commission on August 14, 2019 and incorporated herein by reference).*

Exhibit	Description
10.46	Employment Agreement, dated August 12, 2019, between the Company and Charles E. Wheelock (filed as Exhibit 10.5 to our Form 10-Q filed with the Commission on August 14, 2019 and incorporated herein by reference).*
10.50	Backstop Agreement, dated November 14, 2019, between the Company and Wynnefield Capital, Inc.♦
10.51	Form of Registration Rights Agreement between the Company and Wynnefield Capital, Inc. (filed as Exhibit A to Exhibit 10.50 filed herewith and incorporated herein by reference).♦
21.1	Subsidiaries of the Company (filed as Exhibit 21.1 to our Form 10-K filed with the Commission on April 1, 2019 and incorporated herein by reference).
23.1	Consent of Independent Registered Public Accounting Firm (Moss Adams LLP).♦
23.2	Consent of Thompson Hine LLP (contained in opinion filed as Exhibit 5.1).**
24.1	Powers of Attorney for our directors and certain executive officers (included on signature page).♦
99.1	Form of Notice to Stockholders who are Record Holders.**
99.2	Form of Notice to Stockholders who are Acting as Nominees.**
99.3	Form of Notice to Clients of Stockholders who are Acting as Nominees.**
99.4	Form of Notice of Guaranteed Delivery.**
99.5	Form of Instructions to Rightsholders.**
99.6	Form of Beneficial Owner Election Form.**

*
Indicates a management contract or compensatory plan or arrangement.

**
To be filed by amendment.

♦
Filed herewith.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

  1.
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that, Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

  2.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3.
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  4.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  5.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  6.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  7.
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucker, State of Georgia, on November 14, 2019.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.
By:	/s/ TRACY D. PAGLIARA
	Name:	Tracy D. Pagliara
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned directors and officers of WILLIAMS INDUSTRIAL SERVICES GROUP INC., a Delaware corporation (the "Company"), do hereby constitute and appoint Tracy D. Pagliara and Charles E. Wheelock, and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and/or officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the U.S. Securities and Exchange Commission, in connection with this registration statement, including without limitation any and all amendments (including post-effective amendments) and supplements hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TRACY D. PAGLIARA Tracy D. Pagliara	President, Chief Executive Officer and Director Principal Executive Officer	November 14, 2019
/s/ RANDALL R. LAY Randall R. Lay	Senior Vice President, Chief Financial Officer Principal Financial and Accounting Officer	November 14, 2019
/s/ CHARLES MACALUSO Charles Macaluso	Chairman of the Board	November 14, 2019
/s/ DAVID A. B. BROWN David A. B. Brown	Director	November 14, 2019

Signature	Title	Date

/s/ STEVEN D. DAVIS Steven D. Davis	Director	November 14, 2019
/s/ ROBERT B. MILLS Robert B. Mills	Director	November 14, 2019
/s/ NELSON OBUS Nelson Obus	Director	November 14, 2019